UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GUIDEWIRE SOFTWARE, INC.
(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GUIDEWIRE SOFTWARE, INC.
2850 S. Delaware St., Suite 400
San Mateo, California 94403
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 15, 2020
To our stockholders:
You are cordially invited to attend the 2020 annual meeting of stockholders of Guidewire Software, Inc. (the “Company”) to be held on Tuesday, December 15, 2020, at 1:30 p.m. Pacific Time. The 2020 annual meeting of stockholders will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions while attending the 2020 annual meeting online at www.virtualshareholdermeeting.com/GWRE2020.
We are holding the annual meeting for the following purposes:

1.To elect five directors to serve for one-year terms expiring at the 2021 annual meeting of the stockholders;

2.To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021;

3.To conduct a non-binding, advisory vote to approve the compensation of our named executive officers;

4.To conduct a non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers;

5.To approve the Guidewire Software, Inc. 2020 Stock Plan;

6.To vote on a stockholder proposal regarding adoption of a simple majority voting standard in our certificate of incorporation and bylaws for all actions that require a vote by stockholders; and

7.To transact such other business as may properly come before the annual meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on October 19, 2020, you may attend and vote at the annual meeting. This notice, our Proxy Statement and our 2020 Annual Report on Form 10-K are first being mailed to stockholders and posted on our website on or about November 12, 2020. Our Proxy Statement and our 2020 Annual Report on Form 10-K can also be accessed directly at the Internet address www.proxyvote.com using the 16-digit control number located on your proxy card or in the instructions accompanying your proxy materials.
Your vote is important. Whether or not you plan to attend the annual meeting, I hope that you will vote as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. You may also submit your proxy card or voting instruction card for the annual meeting by completing, signing, dating, and returning your proxy card or voting instruction card in the envelope provided. Any stockholder attending the annual meeting may vote by Internet during the meeting, even if you have already returned a proxy card or voting instruction card.

Thank you for your ongoing support of Guidewire Software.

                                Sincerely,

                                MIKE ROSENBAUM
                                Chief Executive Officer
San Mateo, California
November 12, 2020

YOUR VOTE IS IMPORTANT
ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING VIRTUALLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, PLEASE FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR ACCOUNT MANAGER TO VOTE YOUR SHARES.

GUIDEWIRE SOFTWARE, INC.
2020 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

TABLE OF CONTENTS

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING, THE PROXY MATERIALS AND VOTING YOUR SHARES	1
PROPOSAL ONE: ELECTION OF DIRECTORS	8
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12
PROPOSAL THREE: NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	13
PROPOSAL FOUR: NON-BINDING, ADVISORY VOTE ON FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	14
PROPOSAL FIVE: APPROVAL OF THE GUIDEWIRE SOFTWARE, INC 2020 STOCK PLAN	15
PROPOSAL SIX: STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A SIMPLE MAJORITY VOTING STANDARD IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS FOR ALL ACTIONS WHICH REQUIRE A VOTE BY THE STOCKHOLDERS	22
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	23
INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	24
MEETINGS OF THE BOARD OF DIRECTORS	24
CODE OF BUSINESS CONDUCT AND ETHICS	24
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS	25
INDEPENDENCE OF THE BOARD OF DIRECTORS	25
STRUCTURE OF THE BOARD OF DIRECTORS	25
EXECUTIVE SESSIONS	26
DIRECTOR ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS	26
BOARD'S ROLE IN RISK OVERSIGHT	26
COMPENSATION PLANS RISK ASSESSMENT	26
WHISTLEBLOWER PROCEDURES	27
COMMITTEES OF THE BOARD OF DIRECTORS	27
CONSIDERATION OF DIRECTOR NOMINEES	29
EXECUTIVE OFFICERS	30
INFORMATION REGARDING COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	31
DIRECTOR COMPENSATION	31
STOCK OWNERSHIP GUIDELINES	32
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	32
COMPENSATION COMMITTEE REPORT	33
COMPENSATION DISCUSSION AND ANALYSIS	34
EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES	34
COMPENSATION PROGRAM DESIGN	35
COMPENSATION-SETTING PROCESS	35
EXECUTIVE COMPENSATION PROGRAM ELEMENTS	38
EXECUTIVE AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS	45
OTHER COMPENSATION POLICIES	46
TAX AND ACCOUNTING CONSIDERATIONS	46
SUMMARY COMPENSATION TABLE	48
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GUIDEWIRE SOFTWARE, INC.
PROXY STATEMENT
2020 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION
Our board of directors is soliciting proxies for our 2020 annual meeting of stockholders to be held on Tuesday, December 15, 2020 at 1:30 p.m. Pacific Time. The annual meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/GWRE2020.
The proxy materials, including this proxy statement, proxy card or voting instruction card, and our 2020 Annual Report on Form 10-K, are first being distributed to stockholders and made available on our website at www.guidewire.com under the headings “About Guidewire/Investor Relations” on or about November 12, 2020. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2020 annual meeting of stockholders. Please read it carefully. Unless the context requires otherwise, the words “Guidewire,” “we,” “the Company,” “us,” and “our” refer to Guidewire Software, Inc.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS, AND VOTING YOUR SHARES
WHAT IS INCLUDED IN THESE MATERIALS AND POSTED ON OUR WEBSITE?
These materials include:
•Our proxy statement for the 2020 annual meeting of stockholders, including the proxy card; and
•Our 2020 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended July 31, 2020.

WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?
There are six items that will be voted on at the annual meeting:
1.The election of five directors to serve for one-year terms expiring at the 2021 annual meeting;
2.The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2021;
3.The non-binding, advisory vote to approve the compensation of our named executive officers;
4.The non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of our named executive officers;
5.The approval of the Guidewire Software, Inc. 2020 Stock Plan; and
6.The stockholder proposal regarding adoption of a simple majority voting standard in our certificate of incorporation and bylaws for all actions that require a vote by stockholders, if properly presented at the annual meeting.

WHAT ARE OUR BOARD OF DIRECTORS' VOTING RECOMMENDATIONS?
Our board of directors recommends that you vote your shares “FOR” each of the nominees to the board of directors, “FOR” the ratification of the appointment of KPMG LLP, “FOR” the approval of the compensation of our named executive officers, “ONE YEAR” for the preferred frequency for future non-binding, advisory votes to approve the compensation of our named executive officers; “FOR” the approval of the Guidewire Software, Inc. 2020 Stock Plan and “FOR” the stockholder proposal regarding adoption of a simple majority voting standard in our certificate of incorporation and bylaws for all actions that require a vote by stockholders.
WHAT IS A PROXY?
Our board of directors is soliciting your vote at our 2020 annual meeting of stockholders. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Mike Rosenbaum, Jeff Cooper, and James Winston King have been designated as proxies for our 2020 annual meeting of stockholders.

WHO CAN VOTE AT THE ANNUAL MEETING?
The record date for our 2020 annual meeting of stockholders is October 19, 2020. The record date was established by our board of directors. Stockholders at the close of business on the record date are entitled to:
•Receive notice of the annual meeting; and
•Vote by Internet during the 2020 annual meeting and any adjournments or postponements of the annual meeting.

On the record date, 83,791,742 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.
WHAT DO I NEED TO BE ABLE TO ATTEND THE ANNUAL MEETING ONLINE?
We will be hosting our annual meeting via live webcast only. Any stockholder can attend the annual meeting of stockholders live online at www.virtualshareholdermeeting.com/GWRE2020. The webcast will start at 1:30 p.m. Pacific Time on December 15, 2020. Stockholders may vote and ask questions while attending the annual meeting online. In order to be able to attend the annual meeting, you will need the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials. Instructions on how to participate in the annual meeting of stockholders are also posted online at www.proxyvote.com.
WHY IS THIS ANNUAL MEETING BEING HELD VIRTUALLY?
We are excited to provide ease of access, real-time communication, and cost savings for our stockholders. We believe that hosting a virtual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/GWRE2020. You also will be able to vote your shares by Internet before or during the annual meeting.
HOW CAN I SUBMIT A QUESTION AT THE ANNUAL MEETING?
If you would like to submit a question during the annual meeting, log into www.virtualshareholdermeeting.com/GWRE2020 by using the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the annual meeting at www.virtualshareholdermeeting.com/GWRE2020 and will remain available for one week after posting.
WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE ACCESSING THE ANNUAL MEETING?
If you encounter any technical difficulties with accessing the audio webcast on the meeting day, please call the technical support number that will be posted on www.virtualshareholdermeeting.com/GWRE2020. Technical support will be available starting at 1:00 p.m. Pacific Time, 30 minutes before the meeting start time, on December 15, 2020 and will remain available until the annual meeting has ended.
IS MY VOTE CONFIDENTIAL?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either among our employees or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.
WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?
Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”
Stockholder of Record: If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote by written proxy, Internet or telephone before the annual meeting or by Internet during the annual meeting. We have enclosed a proxy card for your vote. Instructions on how to participate in the annual meeting of stockholders are also posted online at www.proxyvote.com.
Beneficial Owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As a beneficial owner, you have the right to direct your broker, bank, or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You can also choose to vote your shares before the annual meeting by Internet or telephone or by Internet during the annual meeting, in each case by using the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available, and by following the instructions provided to you with the proxy materials. You are also invited to attend the annual meeting. Instructions on how to participate in the annual meeting of stockholders are also posted online at www.proxyvote.com.
WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?
By Written Proxy: Stockholders of record can vote their shares by marking, signing, and timely returning the enclosed proxy card. Beneficial owners must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank, or nominee as to how to vote their shares.
By Telephone and Internet Proxy before the annual meeting: Stockholders of record can vote their shares by telephone at 1-800-690-6903 until 11:59 p.m. Eastern Time on December 14, 2020 or via the Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on December 14, 2020, in each case by using the 16-digit control number, which is on the proxy card or in the instructions accompanying the proxy materials. Beneficial owners may also vote by telephone or the Internet before the annual meeting by using the 16-digit control number, which is on the proxy card or in the instructions accompanying the proxy materials, if their banks, brokers, or nominees make those methods available, by following the instructions provided to them with the proxy materials.
By Internet during the annual meeting: Stockholders of record may vote by Internet during the annual meeting at www.virtualshareholdermeeting.com/GWRE2020. Beneficial owners may also vote by Internet during the annual meeting at www.virtualshareholdermeeting.com/GWRE2020. Instructions on how to attend and vote during the annual meeting are described at www.proxyvote.com and stockholders will need their 16-digit control number which is on the proxy card or in the instructions accompanying the proxy materials in order to vote.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?
A majority of our outstanding shares as of the record date must be present at the annual meeting of stockholders in order to hold the annual meeting and conduct business. This is called a quorum.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, or abstained, or broker non-votes, if you:
•Are present and vote by Internet during the annual meeting; or
•Have voted on the Internet before the annual meeting, by telephone, or by properly submitting a proxy card or voting instruction form by mail.
If there are not enough shares present both by Internet and by timely and properly submitted proxy cards to constitute a quorum, the annual meeting may be adjourned until such time as a sufficient number of shares are present.
HOW ARE ABSTENTIONS COUNTED?
Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present. For the purpose of determining whether the stockholders have approved a matter, abstentions are treated as represented and entitled to vote and, therefore, have the same effect on the outcome of a matter being voted on at the annual meeting as a vote “AGAINST”, except in elections of directors and the frequency of future stockholder advisory votes to approve the compensation of the Company's named executive officers where abstentions have no effect on the outcome.
WHAT IF A STOCKHOLDER DOES NOT PROVIDE A PROXY OR, IF A PROXY IS RETURNED, IT DOES NOT SPECIFY A CHOICE FOR ONE OR MORE ISSUES?
Stockholders should specify their choice for each issue to be voted upon at the annual meeting. If no proxy is returned or if a proxy is signed and returned but no specific instructions are given on one or more of the issues to be voted upon at that annual meeting, proxies will be voted in accordance with applicable rules, laws, and regulations as follows:
Stockholders of Record. If you are a stockholder of record and you do not return a proxy, your shares will not be voted at our annual meeting and your shares will not be counted for purposes of determining whether a quorum exists for the annual meeting. If you do return a signed proxy but you fail to specify how your shares should be voted on one or more issues to be voted upon at the annual meeting, then to the extent you did not specify a choice, your shares will be voted: (i) FOR Proposal One for the election of all of the director nominees; (ii) FOR Proposal Two ratifying the selection of KPMG LLP as our independent registered public accounting firm; (iii) FOR Proposal Three approving, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy, (iv) ONE YEAR as the preferred frequency for future non-binding, advisory votes to approve the compensation of our named executive officers as described in Proposal Four, (v) FOR Proposal Five approving the Guidewire Software, Inc. 2020 Stock Plan and (vi) FOR Proposal Six the stockholder proposal regarding adoption of a simple majority voting standard in our certificate of incorporation and bylaws for all actions which require a vote by stockholders, if properly presented by the stockholder proponent at the annual meeting.
Beneficial Owners. If you are a beneficial owner and (i) you do not provide your broker or other nominee who holds your shares with voting instructions, (ii) you do not return a proxy, or (iii) you do provide a proxy card but you fail to specify your voting instructions on one or more of the issues to be voted upon at our annual meeting, under applicable rules, your broker or other nominee may exercise discretionary authority to vote your shares on routine proposals, but may not vote your shares on non-routine proposals.
The shares that cannot be voted by brokers and other nominees on non-routine matters, but are represented at the annual meeting will be deemed present at our annual meeting for purposes of determining whether the necessary quorum exists to proceed with the annual meeting, but will not be considered entitled to vote on the non-routine proposals.
We believe that under applicable rules Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm is considered a routine matter for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable beneficial owners.
However, we believe that Proposal One: Election of Directors, Proposal Three: Non-binding, advisory vote on compensation of named executive officers, Proposal Four: Non-binding, advisory vote on frequency of future non-binding, advisory votes to approve the compensation of our named executive officers, Proposal Five: Guidewire Software, Inc. 2020 Stock Plan and Proposal Six: Stockholder proposal regarding simple majority voting for all actions that require a vote by stockholders, if properly presented at the annual meeting are considered non-routine matters under applicable rules. Accordingly, brokers or other nominees cannot vote on these proposals without instructions from beneficial owners.

WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal One - Election of directors	Each director must be elected by a majority of the votes cast; meaning that each director must receive more “FOR” votes (among votes properly cast at the annual meeting or by proxy) than “AGAINST” votes. Abstentions and broker non-votes will not affect the outcome of the vote. If the votes cast for any nominee do not exceed the votes cast against the nominee, our board of directors will consider whether to accept or reject such director's resignation, which is tendered to our board of directors pursuant to our amended and restated bylaws and corporate governance guidelines.

Proposal Two - Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal Three - Non-binding advisory vote to approve the compensation of the Company's named executive officers	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal Four - Non-binding, advisory vote on the frequency of future non-binding, advisory votes to approve the compensation of the Company's named executive officers	The frequency receiving the highest number of votes from the voting power of shares represented and entitled to vote at the annual meeting will be considered the frequency preferred by the stockholders. Since this proposal is an advisory vote, the result will not be binding on our board of directors, our compensation committee, or us. Our board of directors and our compensation committee will consider the outcome of the vote when determining how often we should submit to stockholders future advisory votes to approve the compensation of our named executive officers. Abstentions and broker non-votes will not affect the outcome of the vote.

Proposal Five - Approval of the Guidewire Software, Inc. 2020 Stock Plan	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

Proposal Six – Stockholder proposal regarding adoption of a simple majority voting standard in our certificate of incorporation and bylaws for all actions that require a vote by stockholders.	To be approved by our stockholders, a majority of the shares represented and entitled to vote at the annual meeting must vote “FOR” this proposal. Abstentions are considered shares present and entitled to vote on this proposal, and thus, will have the same effect as a vote “AGAINST” this proposal. Broker non-votes are not considered entitled to vote and, thus, will have no effect on the outcome of the vote.

HOW DO I CHANGE OR REVOKE MY PROXY?
You may revoke your proxy and change your vote at any time before the final vote at the annual meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the annual meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the annual meeting and voting by Internet during the meeting. However, your attendance at the annual meeting will not automatically revoke your proxy unless you vote again at the annual meeting or specifically request in writing that your prior proxy be revoked.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?
It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares separately to ensure all of the shares you hold are voted.
HOW CAN STOCKHOLDERS SUBMIT A PROPOSAL FOR INCLUSION IN OUR PROXY STATEMENT FOR THE 2021 ANNUAL MEETING?

To be included in our proxy statement for the 2021 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and be received by our Secretary at our principal executive offices by mail at 2850 S. Delaware St., Suite 400, San Mateo, California 94403 no later than July 15, 2021, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first released this proxy statement to stockholders in connection with this year's annual meeting.
HOW CAN STOCKHOLDERS SUBMIT PROPOSALS TO BE RAISED AT THE 2021 ANNUAL MEETING THAT WILL NOT BE INCLUDED IN OUR PROXY STATEMENT FOR THE 2021 ANNUAL MEETING?
To be raised at the 2021 annual meeting, stockholder proposals must comply with our bylaws. Under our bylaws, a stockholder must give advance notice to our Secretary of any business, including nominations of candidates for election as directors to our board, that the stockholder wishes to raise at our annual meeting. To be timely, the notice must be delivered to or mailed and received by our Secretary at our principal executive offices by mail at 2850 S. Delaware St., Suite 400, San Mateo, California 94403 not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the anniversary date of the date on which we first mailed our proxy statement in connection with this year's annual meeting. Since our proxy statement was mailed on November 12, 2020, stockholder proposals must be received by our Secretary by mail at our principal executive offices no earlier than July 15, 2020 and no later than August 14, 2021, in order to be raised at our 2021 annual meeting.
WHAT IF THE DATE OF THE 2021 ANNUAL MEETING CHANGES BY MORE THAN 30 DAYS FROM THE ANNIVERSARY OF THIS YEAR'S ANNUAL MEETING?
Under Rule 14a-8 of the Exchange Act, if the date of the 2021 annual meeting changes by more than 30 days from the anniversary of this year's annual meeting, to be included in our proxy statement, stockholder proposals must be received by us within a reasonable time before our solicitation is made.
Under our bylaws, if the date of the 2021 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary of this year's annual meeting, stockholder proposals to be brought before the 2021 annual meeting must be received no earlier than the close of business on the 120th day prior to such annual meeting nor later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public disclosure of the date of the annual meeting was made.
DOES A STOCKHOLDER PROPOSAL REQUIRE SPECIFIC INFORMATION?
With respect to a stockholder's nomination of a candidate for our board of directors, the stockholder notice to the Secretary must contain certain information as set forth in our bylaws about both the nominee and the stockholder making the nomination. With respect to any other business that the stockholder proposes, the stockholder notice must contain a brief description of such business and the reasons for conducting such business at the annual meeting, as well as certain other information as set forth in our bylaws. If you wish to bring a stockholder proposal or nominate a candidate for director, you are advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our current bylaws may be found on our corporate website at www.guidewire.com under the headings “About Us/Investor Relations/Corporate Governance.”
WHAT HAPPENS IF WE RECEIVE A STOCKHOLDER PROPOSAL THAT IS NOT IN COMPLIANCE WITH THE TIME FRAMES DESCRIBED ABOVE?
If we receive notice of a matter to come before the 2021 annual meeting that is not in accordance with the deadlines described above, we will use our discretion in determining whether or not to bring such matter before such meeting. If such matter is brought before such meeting, then our proxy card for such meeting will confer upon our proxy holders' discretionary authority to vote on such matter.
WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?
Other than the six items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Mike Rosenbaum, Jeff Cooper, and James Winston King, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any reason any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.

WHO BEARS THE COST OF THIS SOLICITATION?
We pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials. In addition, we may reimburse banks, brokers, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers, and employees, personally or by mail, telephone, facsimile, email, or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.
WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?
In some cases, only one copy of this proxy statement may be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2020 Annual Report on Form 10-K to a stockholder at a shared address to which a single copy of the document was delivered. To request separate delivery of these materials now or in the future, you may submit a written request to our Secretary at Guidewire Software, Inc., 2850 South Delaware St. Suite 400, San Mateo, California 94403 or a verbal request by telephone to Investor Relations at (650) 357-5282. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2020 Annual Report on Form 10-K and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.
WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?
We will announce preliminary voting results at the annual meeting. We will also disclose voting results on a Form 8-K filed with the Securities and Exchange Commission (“SEC”) within four business days after the annual meeting, which will be available on our website.

PROPOSAL ONE:
ELECTION OF DIRECTORS
In voting on the election of our director nominees, stockholders may vote for or against or abstain from voting on each nominee.
Assuming a quorum is present; each director will be elected only if he or she receives a majority of the votes cast for him or her.
Our bylaws provide that the number of directors that shall constitute the whole board shall be fixed from time to time by resolution of the board of directors or by the stockholders at an annual meeting of the stockholders. At the time of our 2020 annual meeting, our board of directors will be comprised of seven directors. Following approval by our stockholders at the 2019 annual meeting, we filed an amended and restated certificate of incorporation in order to implement gradual declassification of the board of directors and provide for the annual election of directors for one-year terms, commencing upon the expiration of the directors' then-current terms. Accordingly, directors elected at the 2019 annual meeting (previously, the Class II directors) and the directors elected at the 2017 annual meeting (the Class III directors) will stand for election for a one-year term expiring at the 2021 annual meeting. Beginning with the 2021 annual meeting, the entire board of directors will stand for election annually for one-year terms.
Based on the recommendation of the nominating and corporate governance committee (the “NCG Committee”), the board of directors has nominated Andrew Brown, Catherine P. Lego, Margaret Dillon, Michael Keller, and Mike Rosenbaum for election, each to serve a one-year term expiring at the 2021 annual meeting, unless such directors resign or their service as directors otherwise ceases in accordance with our amended and restated certificate of incorporation or amended and restated bylaws.
Vote Required for Approval
The affirmative vote of a majority of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director in an uncontested election, which means that the number of shares voted “FOR” a nominee must exceed the number of shares voted “AGAINST” the nominee. If you do not instruct your broker, bank, or other nominee how to vote with respect to this proposal, your broker, bank, or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast for or against a nominee’s election.

Pursuant to our amended and restated bylaws and corporate governance guidelines, each director nominee has tendered an irrevocable resignation to the board of directors that will be effective upon (i) the failure of such director to receive a majority of votes cast for his or her election and (ii) the board of director’s acceptance of such resignation. If such director nominee receives a greater number of votes cast against his or her election than in favor of his or her election, the nominating and corporate governance committee will consider such director’s offer to resign and will make a recommendation to the board of directors on whether to accept or reject the resignation or whether other action should be taken.

It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless directed otherwise through your proxy voting instructions. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees
The name and age as of October 19, 2020 of the nominee for director, his or her position with us, the year in which he or she first became a director, and certain biographical information as of October 19, 2020 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Andrew Brown	57	Director	2013
Margaret Dillon	61	Director	2019
Michael Keller	60	Director	2019
Catherine P. Lego	64	Director	2019
Mike Rosenbaum	49	Chief Executive Officer and Director	2019

    Our board believes that directors who provide a significant breadth of experience, knowledge, and abilities in areas relevant to our business, while also representing a diversity of age, gender, race, sexual orientation and ethnicity, contribute to a well-balanced and effective board. Our board is committed to improving diversity at the board level.

Andrew Brown has served on our board of directors since 2013. Mr. Brown currently serves as CEO of Sand Hill East, LLC, which provides strategic management, investment, and marketing services to emerging companies. Mr. Brown is also a member of the boards of directors of Zscaler, Inc., a publicly traded company providing cloud security services, LMRKTS LLC, a company providing FX and Swaps compression utilities, Moogsoft, a next generation AI-Operations company, SiteHands, a company providing field engineering as a service, and Pure Storage, Inc., a publicly traded software-defined data storage solutions company. He currently serves on the compensation committees of Pure Storage, Inc. and Zscaler, Inc. Mr. Brown is also CEO and co-owner of Biz Tectonics LLC, a privately held consulting company. From September 2010 to October 2013, Mr. Brown served as Group Chief Technology Officer of UBS, an investment bank. Prior to that, Mr. Brown served in a variety of executive management and leadership roles at a variety of leading banking companies including Bank of America, Merrill Lynch and Credit Suisse. Mr. Brown holds a B.Sc. Honors Degree in Chemical Physics from University College London.
Our board of directors believes that Mr. Brown is qualified to serve as a director based on his extensive and broad background in business management, including his experience as chief technology officer of Fortune 500 companies, as well as his service on the board of directors of other technology companies.
Margaret Dillon has served on our board of directors since September 2019. From December 1993 to September 2017, Ms. Dillon served in various roles at Liberty Mutual Insurance Company, a property and casualty insurer, including as Senior Vice President and Chief Financial Officer, Personal Insurance, and as Executive Vice President and Chief Customer Officer, U.S. Consumer Markets. Ms. Dillon holds both a B.S. in Computer Science and an M.S. in Finance from Boston College.
Our board of directors believes that Ms. Dillon is qualified to serve as a director based on her extensive and broad background in business management, including her experience as chief financial officer and chief customer officer of a Fortune 500 company, and her property and casualty insurance industry experience.
Michael Keller has served on our board of directors since September 2019. Mr. Keller currently serves as a consultant for MCK Consultants, LLC, an organization which he also owns and serves as principal of, which focuses on technology solutions for the insurance and financial services industries. He is also a member of the board of directors of Encova Insurance. Since March 2020, Mr. Keller has also served as our Lead Customer Advocate. From June 2001 to June 2018, Mr. Keller served as the Executive Vice President and Chief Information Officer at Nationwide Insurance and Financial Services, an insurance and financial services company. From January 1998 to May 2001, Mr. Keller served as Chief Technology Officer at JPMorgan Chase & Co. (Formerly Bank One), a commercial banking and financial services company. Mr. Keller holds a B.S. in Mathematics from the University of Michigan.
Our board of directors believes that Mr. Keller is qualified to serve as a director based on his extensive and broad background in business management, including his experience as chief information officer and chief technology officer, and his property and casualty insurance industry experience.
Catherine P. Lego has served on our board of directors since September 2019. Ms. Lego is currently a member of the board of directors of Cirrus Logic, Inc., a publicly traded semiconductor supplier; IPG Photonics Corporation, a publicly traded producer of high-power fiber lasers, where she has been the chair of the compensation committee since 2017 and a member of the audit committee since 2016; and Lam Research Corporation, a publicly traded wafer fabrication equipment company, where she has been the chair of the compensation committee since 2015 and a member of the nominating and governance committee since 2014, and was chair of the audit committee from 2009 to 2014. From 2013 to 2016, she was a member of the board of directors of Fairchild Semiconductor International Inc., a fabricator of power management devices, where she was a member of the compensation committee and nominating and governance committee. From 1989 to 2016, except from 2002-2004, she was a member of the board of directors of SanDisk Corporation, a publicly traded global developer of flash memory storage solutions, where she was the chair of the audit committee. From June 1992 to December 2018, Ms. Lego was an angel investor and financial consultant to early stage technology companies via Lego Ventures, LLC, where she served as its principal and owner. She previously practiced as a certified public accountant with Coopers & Lybrand (now PricewaterhouseCoopers). Ms. Lego holds a B.A. in Economics and Biology from Williams College and an M.S. in Accounting from the New York University Stern School of Business.
Our board of directors believes that Ms. Lego is qualified to serve as a director based on her extensive and broad background in business management and her service on the boards of several public companies in the technology sector.
Michael (Mike) Rosenbaum is our Chief Executive Officer (“CEO”) and has served on our board of directors since he became our CEO in August 2019. Prior to joining Guidewire, Mr. Rosenbaum was EVP Product at salesforce.com, inc. (“Salesforce”), with responsibility for vision, strategy, product management, customer success and adoption from January 2016 to July 2019. Since joining Salesforce in 2005, Mr. Rosenbaum held several leadership positions and drove many of Salesforce’s most notable product achievements. Prior to joining Salesforce, Mr. Rosenbaum held various technology and marketing roles at Siebel Systems from 2002 to 2005 and served in the U.S. Navy as a submarine officer from 1994 to 1999. Mr. Rosenbaum holds a B.S. in Systems Engineering from the United States Naval Academy and an M.B.A. from the Haas School of Business at the University of California Berkeley.
Our board of directors believes that Mr. Rosenbaum is qualified to serve as a director because of his experience in growing a cloud company and his leadership abilities, including his experience in leading product development and go-to-market strategy at Salesforce.
Information Concerning Directors Continuing in Office
The name and age as of October 19, 2020 of the nominee for director, his or her position with us, the year in which he or she first became a director, and certain biographical information as of October 19, 2020 is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Paul Lavin	58	Lead Independent Director	2014
Marcus S. Ryu	47	Chairman and Director	2001

    Paul Lavin has served on our board of directors since 2014. Mr. Lavin serves as Executive Director of both American Health Holding and First Health Network, leading health insurance-related companies and subsidiaries of Aetna, holding those positions since 2008 and 2017, respectively. Prior to joining Aetna, Mr. Lavin was a Managing Director at KPMG Consulting/Bearingpoint, where his focus was on financial services, primarily insurance. Mr. Lavin was formerly a Senior Vice President at Prudential, an executive at Alexander & Alexander, a Principal at Mercer Management Consulting, and an auditor at Price Waterhouse, where he was a CPA. He holds both a B.S. in Economics and an M.B.A. from the University of Pennsylvania's Wharton School of Business.
    Our board of directors believes that Mr. Lavin is qualified to serve as a director based on his executive leadership roles and broad industry expertise.
    Marcus S. Ryu is the Chairman of our board of directors, a position he has held since August 2019. From 2010 to August 2019, Mr. Ryu was Guidewire’s President and CEO and had overall responsibility for our operations and strategic direction. Since co-founding the Company in 2001, he has held a variety of roles for the Company, including securing key customer relationships, communicating our value proposition, defining our product strategy, and has managed the engineering, sales, services, and strategy departments. He has served on our board of directors since 2001. Before Guidewire, Mr. Ryu was Vice President of Strategy at Ariba, Inc. and an Engagement Manager at McKinsey & Company. He currently serves as a member of the board of directors of BloomReach, Inc., a privately held company that offers a digital experience platform, and of Cornerstone OnDemand, Inc., a publicly traded platform provider for building application networks. He has an A.B. from Princeton University and a B.Phil. from New College, Oxford University.

Our board of directors believes that Mr. Ryu is qualified to serve as a director based on his experience as co-founder and former CEO of Guidewire and his extensive service across a broad spectrum of Guidewire functions, including strategy, business development, operations, engineering, and marketing.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On the recommendation of our audit committee of the board of directors (the “Audit Committee”), our board of directors has appointed KPMG LLP (“KPMG”), independent public accountants, to audit our financial statements for the fiscal year ending July 31, 2021. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG will attend the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement, if they so desire. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.
In the vote on the ratification of the selection of KPMG as our independent registered public accounting firm, stockholders may:
•Vote in favor of ratification;
•Vote against ratification; or
•Abstain from voting on ratification.
Vote Required for Approval
Assuming a quorum is present, the selection of KPMG as our independent registered public accounting firm will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the annual meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2021.
Auditor Information
The types of services and aggregate fees billed or expected to be billed by KPMG with respect to our fiscal years 2019 and 2020 are as follows:

	Fiscal Year Ended July 31,
	2019	2020
Description of Services
Audit Fees (1)	$3,057,492	$3,128,753
Tax Fees (2)	266,835	300,049
Total	$3,324,327	$3,428,802

(1)
Relates to (1) the audit of our annual financial statements and internal controls (2) the review of the financial statements included in our quarterly reports, and (3) statutory audits required by non-U.S. jurisdictions. Audit fees for fiscal year 2019 also includes fees related to the adoption of Financial Accounting Standards Board ("FASB"), Accounting Standards Codification Topic ("ASC Topic") 606 and services rendered in connection with issuance of a consent related to our registration statement on Form S-8. Audit Fees for fiscal year 2019 increased by $371,100 compared to the amount disclosed in our fiscal year 2019 proxy statement to reflect fees actually billed (as opposed to expected to be billed) for fiscal year 2019.

(2)	Relates primarily to the research and development credit studies and international tax compliance and consulting services.
The Audit Committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG's independence and determined that they were compatible.
In accordance with its charter, the Audit Committee is required to pre-approve all audit and audit related services and permitted non-audit services, including the terms of all engagements, to be performed by our independent registered public accounting firm. As part of its review, the Audit Committee furthermore considers whether the non-audit services will or may potentially impact the independence of our independent registered public accounting firm. During fiscal years 2019 and 2020, all services performed by KPMG for our benefit were pre-approved by the Audit Committee in accordance with its charter and all applicable laws, rules, and regulations.

PROPOSAL THREE:
NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding, advisory stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.
As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain, and motivate our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term, and strategic goals, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in our proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for the fiscal year ended July 31, 2020.
The compensation committee of the board of directors (the “Compensation Committee”) annually reviews the compensation programs for our named executive officers to ensure that they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests.
The say-on-pay proposal is advisory, and therefore will not have any binding legal effect on the Company, our board of directors or the Compensation Committee. However, our board of directors and the Compensation Committee do value the opinions of our stockholders and intend to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.
Recommendation
We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies, and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K. The following say-on-pay resolution is submitted for a stockholder vote at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Vote Required for Approval
The advisory approval of our executive compensation requires a majority of the shares present or represented by proxy and entitled to vote on the proposal at the annual meeting. As this is an advisory vote, the result will not be binding on the Company, our board of directors or the Compensation Committee, although our board of directors and Compensation Committee will consider the outcome of the vote when evaluating our compensation principles, design and practices.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY.

PROPOSAL FOUR:

NON-BINDING, ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

We are asking our stockholders to advise our board of directors, in a non-binding, advisory vote, whether we should conduct a non-binding, advisory vote to approve named executive officer compensation (i.e., say on pay vote in Proposal Three above) every one, two, or three years.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding, advisory votes to approve the compensation of our named executive officers every one, two, or three years. Our board of directors has determined that an annual advisory nonbinding vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on our executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year. Our board of directors believes that an annual vote is therefore consistent with our efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Vote Required for Approval

Stockholders will not be voting to approve or disapprove the recommendation of our board of directors. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two, or three years, or abstaining). The frequency that receives the highest number of votes from the voting power of shares of our common stock present virtually or by proxy at the annual meeting and entitled to vote thereon will be deemed to be the frequency selected by our stockholders.

As this is an advisory vote, the result will not be binding on the Company, our board of directors or the Compensation Committee, although our board or directors and Compensation Committee will consider the outcome of the vote. Our board of directors may decide that it is in the best interests of our stockholders and the Company to hold a non-binding, advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding, advisory nature of this vote, our board of directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote when setting the frequency of the advisory vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF ONE YEAR AS THE PREFERRED FREQUENCY FOR FUTURE NON-BINDING, ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL FIVE:

APPROVAL OF GUIDEWIRE SOFTWARE, INC. 2020 STOCK PLAN

Our board of directors believes that stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors, and consultants of the Company and its subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. Our board of directors believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

On September 10, 2020, our board of directors adopted, subject to stockholder approval at the 2020 annual meeting, the Guidewire Software, Inc. 2020 Stock Plan (the “Plan”). The Plan is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants and to ensure that we can continue to grant equity awards to eligible recipients at levels determined to be appropriate by our board of directors and/or the Compensation Committee. A copy of the Plan is attached as Annex A to this proxy statement and is incorporated herein by reference. The Plan replaces our existing incentive plan, the 2011 Stock Plan (the “2011 Plan”), which expires by its terms on January 25, 2022. Upon stockholder approval of the Plan, no further award may be granted under the 2011 Plan. We are asking you to approve the Plan, which will make 5,000,000 shares of our common stock available for the granting of awards under compensatory arrangements and incentives permitted by the Plan. If our stockholders do not approve the Plan, the Company will lose its ability to use equity as a compensation tool after January 25, 2022.

As of September 30, 2020, there were stock options to acquire 54,224 shares of common stock outstanding under our equity compensation plans, with a weighted average exercise price of $23.05 and a weighted average remaining term of 5.41 years. In addition, as of September 30, 2020, there were 2,787,504 unvested full value awards with time-based vesting and 347,879 unvested full value awards with performance vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of September 30, 2020.

Summary of Material Features of the Plan

The material features of the Plan are:

•The maximum number of shares of common stock to be issued under the Plan is 5,000,000;

•The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, and dividend equivalent rights and is permitted;

•Shares that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the reserved pool under the Plan. Shares we reacquire on the open market will not be added to the reserved pool under the Plan;

•Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;

•The value of all awards awarded under the Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $750,000;

•Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award.

•Any material amendment to the Plan is subject to approval by our stockholders; and

•The term of the Plan will expire on December 14, 2030.

Based solely on the closing price of our common stock as reported by the New York Stock Market on September 30, 2020 and the maximum number of shares that would have been available for awards as of such date under the Plan, the maximum aggregate market value of the common stock that could potentially be issued under the Plan is $521,350,000. Shares that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the reserved pool under the Plan. Shares we reacquire on the open market will not be added to the reserved pool under the Plan.

Rationale for Approving the Plan

The 2011 Plan will not be available after January 25, 2022. If the Plan is not approved by stockholders, our ability to attract, motivate and retain highly qualified talent would be materially curtailed and we would be forced to use more of our cash resources for compensation purposes. If our stockholders approve the Plan, then we will be able to award grants from the Plan through December 14, 2030, subject to availability of shares. The Plan is critical to our ongoing effort to build stockholder value. Equity incentive awards are an important component of our executive and non-executive employees’ compensation. The Compensation Committee and our board of directors believe that we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. The Compensation Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.
Burn rate

The following table sets forth information regarding historical awards granted and earned for the FY 2018 through 2020 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted average number of shares of common stock outstanding for that year, for each of the last three fiscal years:

Share Element	2020	2019	2018
Stock Options Granted	—	—	—
Full-Value Awards Granted	1,574,993	1,214,765	1,538,297
Adjusted Full-Value Awards Granted (1)	3,937,483	3,036,913	3,845,743
Total Awards Granted (2)	3,937,483	3,036,913	3,845,743
Weighted average common shares outstanding during the fiscal year	82,855,392	81,447,998	77,709,592
Annual Burn Rate	4.8%	3.7%	4.9%
Three-Year Average Burn Rate (3)	4.5%

(1) In accordance with corporate governance policy updates published by Institutional Shareholder Services (“ISS”), Adjusted Full-Value Awards Granted represents the total Time-Based Full-Value Awards Granted, subject to a multiplier based on our recent historic stock price volatility. Based on our recent historical stock price volatility and ISS metrics we have utilized a full-value award multiplier of 2.5x for purposes of calculating the FY 2018-2020 three-year average burn rate. This does not include the value of full value awards subject to performance-based vesting.
(2) Total Awards Granted represents the sum of Stock Options Granted and Adjusted Full-Value Awards Granted.
(3) As illustrated in the table above, our three-year average burn rate for the FY 2018-2019 period was 4.5%, which is below the ISS industry category burn rate threshold of 9.94%.

The Compensation Committee determined the size of reserved pool under the Plan based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by our stockholders, it will provide us with enough shares for equity awards for up to a maximum of three years, with such timing dependent on a variety of factors, including the future price of our common stock, our hiring activity during the next few years and the rate of forfeitures of outstanding awards. These factors may require us to reevaluate our current equity grant practices which could then cause the reserved pool under the Plan to be depleted at a more rapid pace.

Summary of the Plan

The following description of certain features of the Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Plan, which is attached hereto as Annex A.

Administration. The Plan will be administered by the Compensation Committee. The Compensation Committee has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Plan. The Compensation Committee may delegate to a committee consisting of one or more officers of the Company, including our Chief Executive Officer, the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act are not members of the delegated committee, subject to certain limitations and guidelines.

Eligibility; Plan Limits. All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the Plan, subject to the discretion of the administrator. As of September 30, 2020, approximately 2,754 individuals would have been eligible to participate in the Plan had it been effective on such date, which includes 6 executive officers, 2,734 employees who are not executive officers, 6 non-employee directors and 8 consultants. There are certain limits on the number of awards that may be granted under the Plan. For example, no more than 5,000,000 shares of common stock may be granted in the form of incentive stock options.

Director Compensation Limit. The Plan provides that the value of all awards awarded under the Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $750,000.

Stock Options. The Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation Committee. Except in the case of options (i) granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) granted to individuals who are not subject to U.S. income tax on the date of grant or (iii) that are compliant with Section 409A of the Code, the exercise price of an option may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be determined by reference to the last reported sale price of the shares of common stock on the New York Stock Exchange. The exercise price of an option may not be reduced after the date of the option grant without stockholder approval, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation Committee and may not exceed ten years from the date of grant. The Compensation Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation Committee. In general, unless otherwise permitted by the Compensation Committee, no option granted under the Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee and that are not subject to risk of forfeiture. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights. The Compensation Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation Committee may determine. Stock appreciation rights entitle the recipient to shares of common stock or cash equal to the value of the appreciation in the stock price over the exercise price. The exercise price may not be less than the fair market value of the common stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock. The Compensation Committee may award shares of common stock to participants subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting shall not be paid unless and until such vesting conditions are attained).

Restricted Stock Units. The Compensation Committee may award restricted stock units to participants. Restricted stock units are ultimately payable in the form of shares of common stock or cash subject to such conditions and restrictions as the Compensation Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period. In the Compensation Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a restricted stock unit award, subject to the participant’s compliance with the procedures established by the Compensation Committee and requirements of Section 409A of the Code. During the deferral period, the deferred stock awards may be credited with dividend equivalent rights.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of common stock that are free from any restrictions under the Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of common stock. Dividend equivalent rights granted as a component of another award (other than a stock option or stock appreciation right) may be paid only if the related award becomes vested. Dividend equivalent rights may be settled in cash, shares of common stock or a combination thereof, in a single installment or installments, as specified in the award.

Change of Control Provisions. The Plan provides that upon the effectiveness of a “sale event,” as defined in the Plan, except as otherwise provided by the Compensation Committee in the award agreement, all awards with time-based conditions will become vested and exercisable upon the sale event, unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation Committee’s discretion or to the extent specified in the relevant award agreement. In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration, such option or stock appreciation right shall be cancelled for no consideration). The Compensation Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the per share cash consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc. The Plan requires the Compensation Committee to make appropriate adjustments to the number of shares of common stock that are subject to the Plan, to certain limits in the Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation Committee, participants may elect to have the tax withholding obligations satisfied by authorizing the Company to withhold shares of common stock to be issued pursuant to exercise or vesting; provided, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. The Compensation Committee may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

Amendments and Termination. Our board of directors may at any time amend or discontinue the Plan and the Compensation Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the New York Stock Exchange, any amendments that materially change the terms of the Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Plan. The Plan was approved by our board of directors on September 10, 2020. Awards of incentive options may be granted under the Plan until the tenth anniversary of September 10, 2020. No other awards may be granted under the Plan after the date that is ten years from the date of stockholder approval.

New Plan Benefits

Because the grant of awards under the Plan is within the discretion of our board of directors and the Compensation Committee, the Company cannot determine the dollar value or number of shares of common stock that will in the future be received by or allocated to any participant in the Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Plan, the following table provides information concerning the benefits that were received by the following persons and groups during FY 2020: each named executive officer; all current executive officers, as a group; all current directors who are not executive officers, as a group; and all current employees who are not executive officers, as a group.

	Options		Stock Awards
Name and Position	Average Exercise Price ($)	Number of Awards (#)	Dollar Value ($)(1)	Number of Awards (#)
Mike Rosenbaum, Chief Executive Officer	—	—	18,451,891	167,045
Marcus Ryu, Former President and Chief Executive Officer	—	—	2,403,220	29,139
Jeff Cooper, Chief Financial Officer	—	—	3,497,459	32,902
Curtis Smith, Former Chief Financial Officer	—	—	2,207,000	20,000
Priscilla Hung, President and Chief Operating Officer	—	—	2,901,074	26,700
James Winston King, Chief Administrative Officer and General Counsel	—	—	1,670,480	15,500
Steven Sherry, Chief Sales Officer through July 31, 2020	—	—	2,207,000	20,000
All current executive officers, as a group	—	—	34,533,716	322,386
All current directors who are not executive officers, as a group	—	—	1,179,270	11,171
All current employees who are not executive officers, as a group	—	—	132,669,224	1,241,436

(1) The valuation of stock awards is based on the grant date fair value computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions used in calculating these values, see Note 9 to our consolidated financial statements in our annual report on Form 10-K for the fiscal year ended July 31, 2020.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Plan. It does not describe all federal tax consequences under the Plan, nor does it describe state or local tax consequences.

Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.

If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the stock option is treated as a non-qualified stock option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Stock Options. No income is realized by the optionee at the time the non-qualified stock option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the stock option.

Stock Appreciation Rights. No income will be recognized by a recipient upon the grant of either tandem or freestanding stock appreciation rights. For the year in which the stock appreciation right is exercised, the recipient will generally be taxed at ordinary income rates on the amount equal to the cash received plus the fair market value of any unrestricted shares received on the exercise.

Restricted Stock Awards. The recipient of a restricted stock award will generally be taxed at ordinary income rates on the fair market value of the restricted shares (reduced by any amount paid by the recipient for such restricted shares) at such time as the shares are no longer subject to restrictions. However, a recipient may elect under Section 83(b) of the Code (the election must be filed with the IRS within 30 days of the grant date) to be taxed at ordinary income rates on the difference between: (i) the fair market value of such shares of the Company’s common stock on the grant date, and (ii) the purchase price, if any, of the shares. If a Section 83(b) election has not been made, dividends received with respect to restricted shares will generally be taxed as ordinary income to the recipient. If a Section 83(b) election has been made, dividends will be taxed at dividend rates.

Restricted Stock Units. The recipient of a restricted stock unit will generally be taxed at ordinary income rates on the fair market value of the shares of the Company’s common stock awarded on the transfer date (reduced by any amount paid by the recipient for such shares). The capital gains/loss holding period for such shares will also commence on such date.
Unrestricted Stock Awards. The recipient of an unrestricted stock award will generally be taxed at ordinary income rates on the difference between: (i) the fair market value of the shares of the Company’s common stock on the grant date, and (ii) the purchase price, if any, of the shares.

Cash-Based Awards. The recipient will generally be taxed at ordinary income rates on the amount equal to the cash received.
Dividend Equivalent Rights. There are generally no Federal income tax consequences to the recipient or the Company on the grant of a dividend equivalent right. When the dividend equivalent right is converted to cash and/or additional shares of common stock and distributed to the recipient of a dividend equivalent right, the cash or the fair market value of the shares of common stock will be taxable to the recipient as ordinary income and the Company will be entitled to a corresponding deduction for tax purposes.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Deductions. Under Section 162(m) of the Code, the Company’s deduction for awards under the Plan may be limited to the extent that any “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million a year.

Equity Compensation Plan Information

The following table provides information as of July 31, 2020 regarding shares of common stock that may be issued under the Company's 2011 Stock Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by security holders (1) ...........................................................................	2,526,030	$29.80	(2)	23,460,234
Equity compensation plans not approved by security holders: ..................................................................................	—	—		—
Total ..................................................................................	2,526,030			23,460,234

(1) The number of shares available under our 2011 Stock Plan increases on January 1 of each year until January 1, 2022 by up to 5% of the outstanding shares of common stock on the immediately preceding December 31. This number will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares of Company common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated (other than by exercise), under the 2011 Stock Plan will be added back to the shares of stock available for issuance under the 2011 Stock Plan. The Company no longer makes grants under the 2006 Stock Plan, the 2009 Stock Plan or the 2010 Restricted Stock Units Plan and there are no outstanding awards thereunder.

(2) Excludes 2,445,698 shares subject to RSUs outstanding as of July 31, 2020, as such shares have no exercise price.

Vote Required for Approval

The affirmative vote of a majority of shares represented and entitled to vote at the annual meeting is required for the approval of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE GUIDEWIRE SOFTWARE, INC. 2020 STOCK PLAN

PROPOSAL SIX:

STOCKHOLDER PROPOSAL REGARDING ADOPTION OF A SIMPLE MAJORITY VOTING STANDARD IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS FOR ALL ACTIONS WHICH REQUIRE A VOTE BY THE STOCKHOLDERS.

Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, has notified us that her designee, John Chevedden, intends to introduce the following resolution at the 2020 annual meeting. Ms. Young has notified us that she has been a stockholder for over a year and intends to continue to be a stockholder until after the date of the 2020 annual meeting. Ms. Young has informed us that, as of June 19, 2020, she beneficially owned 25 shares of our common stock.

In accordance with the proxy regulations, the following is the complete text of the proposal, which is reproduced as submitted to us, other than minor formatting changes. All statements contained in a stockholder proposal and supporting statement are the sole responsibility of the proponent of that stockholder proposal.

Proposal Six - Simple Majority Vote

RESOLVED: Guidewire Software (GWRE) stockholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is important that our company take each step necessary to adopt this proposal topic. It is also important that our company take all steps necessary to avoid a failed vote on this proposal topic.

Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).

Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management. The majority of S&P 500 and S&P 1500 companies have no supermajority voting requirements. Additionally, unlike many S&P 500 and S&P 1500 companies, our stockholders cannot nominate proxy access candidates, act by written consent or call special meetings.

My proposal to declassify the Board won 92% in 2018 and my proposal to move to a majority standard to elect directors won 88% at Guidewire in 2019. Both have now been implemented. Please vote to further enhance stockholder value:

Simple Majority Vote - Proposal Six

Statement of the Board of Directors Recommending a Vote FOR Stockholder Proposal Six

Our board of directors carefully considered the stockholder proposal upon receipt and undertook a review of the prevalence of simple majority voting standards and the practices and corporate governance policies of other publicly-traded companies who have adopted simple majority voting standards. In the course of the review, our board of directors found that many companies in our industry have adopted simple majority voting standards. Our board of directors also noted that stockholders of publicly-traded companies have generally supported proposals to require simple majority voting. The proposal, which is advisory in nature and not binding on the Company, would constitute a recommendation to our board of directors if approved by stockholders. In order to implement a simple majority voting standard, the Company would need to amend its amended and restated certificate of incorporation.

If this proposal is approved by stockholders, our board of directors intends to take the necessary steps to submit its own proposal at the 2021 annual meeting to amend our amended and restated certificate of incorporation to remove any supermajority voting requirements. Our amended and restated bylaws do not have any supermajority voting requirements.

THE BOARD OF DIRECTORS RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THIS PROPOSAL SIX.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), except to the extent the Company specifically incorporates it by reference into such filing.
Role of the Audit Committee
The Audit Committee operates under a written charter adopted by our board of directors in connection with the Company's initial public offering, which provides that its functions include the oversight of the quality of the Company's financial reports and other financial information and its compliance with legal and regulatory requirements; the appointment, compensation, and oversight of the Company's independent registered public accounting firm including reviewing their independence; reviewing and approving the planned scope of the Company's annual audit; reviewing and pre-approving any non-audit services that may be performed by the Company's independent registered public accounting firm; reviewing with management and the Company's independent registered public accounting firm the adequacy of internal financial controls; and reviewing the Company's critical accounting policies and estimates and the application of U.S. generally accepted accounting principles (“GAAP”). The Audit Committee held five meetings during fiscal year 2020.
The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. Management is responsible for the Company's internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. The Company's independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements and an independent audit of the Company's internal control over financial reporting, both in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Audit Committee's responsibility is to monitor and oversee this process.
Review of Audited Financial Statements for Fiscal Year Ended July 31, 2020
The Audit Committee reviewed and discussed the Company's audited financial statements for the fiscal year ended July 31, 2020 with management. The Audit Committee discussed with KPMG the matters required to be discussed under the PCAOB standards.
The Audit Committee received the written disclosures and the letter from KPMG required by PCAOB regarding KPMG's communications with the Audit Committee concerning independence (Communication with Audit Committees Concerning Independence) and the Audit Committee has discussed with KPMG its independence from the Company and its management.
The Company's management has established and the Audit Committee has reviewed and approved procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by the Company's employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.
Based on the Audit Committee's review and discussions with management and KPMG, the Audit Committee recommended to our board of directors that the Company's audited consolidated financial statements be included in the Company's 2020 Annual Report on Form 10-K for filing with the SEC.
Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with the standards of the PCAOB, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG is in fact “independent.”
THE AUDIT COMMITTEE
Catherine P. Lego (Chair)
Andrew Brown
Margaret Dillon
Paul Lavin

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Our board of directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board of directors selects and monitors our top management, provides oversight of our financial reporting processes, and determines and implements our corporate governance policies.
Our board of directors and management are committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders, and we have a variety of policies and procedures to promote such goals. To that end, during the past year, our management reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), SEC rules, and the listing standards of the New York Stock Exchange (“NYSE”).
Besides verifying the independence of the members of our board of directors and committees (which is discussed in the section titled “Independence of the Board of Directors” below), at the direction of our board of directors, we also:
•Periodically review and make necessary changes to the charters for our audit, compensation, nominating and corporate governance, and risk committees;
•Have established disclosures control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act and the rules and regulations of the SEC;
•Have a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters in place; and
•Have a code of business conduct and ethics that applies to our officers, directors, and employees.
In addition, we have adopted a set of corporate governance guidelines. The NCG Committee is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the board of directors concerning corporate governance matters. Our corporate governance guidelines address such matters as:
•Director Independence - Independent directors must constitute at least a majority of our board of directors;
•Monitoring Board Effectiveness - Our board of directors must conduct an annual self-evaluation of the board of directors and its committees;
•Chairman of the Board - The roles and responsibilities of the Chairman of the Board are generally described in our corporate governance guidelines, as described under the section titled, “Chairman of the Board” below;
•Lead Independent Director - The roles and responsibilities of the Lead Independent Director are generally described in our corporate governance guidelines, as described under the section titled, “Lead Independent Director” below;
•Executive Sessions of Directors - The Chairman of the Board regularly leads meetings among non-employee directors without management present and the Lead Independent Director regularly leads meetings among the independent directors;
•Board Access to Independent Advisors - Our board of directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors, or advisors as each deems necessary or appropriate; and
•Board Committees - All members of the audit, compensation, and nominating and corporate governance committees are independent in accordance with applicable NYSE criteria.
Copies of our corporate governance guidelines, code of business conduct and ethics, and committee charters can be found on our Internet website at www.guidewire.com under “About Us/Investor Relations/Corporate Governance.”
Meetings of the Board of Directors
Our board of directors held ten meetings in fiscal year 2020. During fiscal year 2020, each director attended at least 75% of all meetings held of the board of directors and the committees on which he or she served at the time. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all of our directors, officers, and employees, including our CEO, principal financial officer, and principal accounting officer. During fiscal year 2020, no waivers were granted from any provision of the code of business conduct and ethics.
A copy of our code of business conduct and ethics is available on our Internet website at www.guidewire.com under “About Us/Investor Relations/Corporate Governance” and may also be obtained without charge by contacting our Secretary at

Guidewire Software, Inc., 2850 S. Delaware St., Suite 400, San Mateo, California 94403. We intend to post any amendments to or waivers of our code of business conduct and ethics (to the extent applicable to our CEO, principal financial officer, or principal accounting officer) on our website.
Stockholder Communications with the Board of Directors
Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to: Board of Directors, c/o Guidewire Software, Inc., 2850 South Delaware St., Suite 400, San Mateo, California 94403. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and handled in accordance with applicable procedures established by the Audit Committee.
For a stockholder communication directed to an individual director in his or her capacity as a member of our board of directors, to our Chairman of the Board, or our Lead Independent Director, stockholders and other parties interested in communicating directly with such director may do so by writing to: Board of Directors, c/o Guidewire Software, Inc., 2850 South Delaware St., Suite 400, San Mateo, California 94403, Attention: [Name of Individual Director].
Our General Counsel, in consultation with members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the relevant member or members of our board of directors, or if none is specified, to our Chairman of the Board.
Independence of the Board of Directors
Consistent with our corporate governance guidelines and NYSE rules, our board of directors has determined that, as of the date of this proxy statement, five out of the seven members of our board of directors are “independent,” the two non-independent members being Mike Rosenbaum, our CEO, and Marcus S. Ryu, our former President and CEO. Our board of directors considered Michael Keller’s consultant role as chairman of our Strategic Customer Advisory Council when determining that Mr. Keller is independent under our corporate governance guidelines and NYSE rules. Mr. Keller served in this consulting role from April 2019 to September 3, 2019, when he was appointed to our board of directors. His compensation was less than $120,000 in fiscal year 2019, and he did not receive payment for his consulting role after September 3, 2019. Based on these and other factors that could affect Mr. Keller's independence and decision making, our board of directors determined that Mr. Keller is independent under our corporate governance guidelines and NYSE rules. In addition, all members of the Audit, Compensation, and Nominating and Corporate Governance committees satisfy such independence criteria.
Structure of the Board of Directors
The positions of CEO and Chairman of the Board are separated. Our board of directors believes that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Our Chairman of the Board is Marcus Ryu, who is not independent, based on his service as a Company executive within the prior three years. Our board of directors has appointed Paul Lavin as our Lead Independent Director. We believe having a Lead Independent Director is an important governance practice given that the Chairman of the Board, Mr. Ryu, is not an independent director. This structure optimizes the roles of CEO, Chairman of the Board, and Lead Independent Director and provides us with sound corporate governance in the management of our business.
Chairman of the Board
The duties of the Chairman of the Board include: (i) collaborating with the CEO on the Company's strategy, product roadmap, management organization, acquisitions, and legal matters, (ii) reviewing meeting agendas of the board of directors in consultation with the CEO, (iii) presiding over meetings of the board of directors, (iv) approving meeting schedules to ensure that there is sufficient time for discussion of all items, (v) serving as a liaison between our CEO and our board of directors, and (vi) leading the board of directors' annual evaluation process of the CEO.
Lead Independent Director
The duties of the Lead Independent Director include (i) chairing executive sessions of independent directors, (ii) presiding over meetings of the board of directors in the Chairman of the Board’s absence, (iii) serving as liaison between the Chairman of the Board and the independent directors, (iv) approving meeting agendas for our board of directors (created by the CEO and Chairman of the Board), and ensuring there is sufficient time for discussion of all agenda items, (v) providing input on the amount and type of information shared with our board of directors (the Chairman of the Board and CEO are responsible for determining and gathering such information), (vi) having authority to call meetings of the independent directors, and (vii) if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Lead Customer Advocate
The duties of the Lead Customer Advocate include (i) serving as a representative and liaison for any requested interactions between our board of directors and our customers, (ii) overseeing and advising management on the development of customer engagement strategies, (iii) participating as a representative of our board of directors at customer-focused events, including the annual user conference, leadership symposiums, and customer advisory council meetings, and (iv) being available for consultation, direction, and interaction on sales engagements with large strategic customers, to the extent requested by management.

Additional Duties of Chairman of the Board

In addition to his duties of Chairman of the Board as described above, we asked Mr. Ryu to perform additional duties for us as he transitioned from being our CEO. Our board of directors wanted to ensure that there was continuity, particularly with respect to key customer relationships, as we transitioned the CEO role. Therefore, our board of directors asked Mr. Ryu to liaise with Mr. Rosenbaum for a meaningful period of time following Mr. Ryu’s transition to provide continuity in customer relationships and to be available to our current and prospective customers during this critical time. These duties require Mr. Ryu to attend customer events and exert significant efforts into transitioning relationships while also providing confidence to key customers of a smooth leadership transition. Our board of directors determined that it was critical for Mr. Ryu to take on these duties for a period of at least 12 to 18 months, particularly as the Company undergoes a significant pivot to the cloud, because protecting customer relationships is critical to our success. Our board of directors recognizes that these duties are beyond those typically asked of a Chairman of the board of directors, and, therefore, determined to provide additional compensation to Mr. Ryu in connection with these additional duties as described below under "Compensation Discussion and Analysis—Executive Compensation Program Elements—Fiscal Year 2020 Equity Grants."
Executive Sessions
The board of directors regularly holds executive sessions without the presence of executive management. The sessions are scheduled and led by our Chairman of the Board. We also regularly hold sessions of our independent directors led by our Lead Independent Director. Any director can request additional executive session(s) be scheduled.
Director Attendance at Annual Stockholder Meetings
Directors are encouraged, but not required, to attend our annual meeting of stockholders. Six of the eight directors serving as of December 17, 2019 attended the 2019 annual meeting of stockholders.
Board's Role in Risk Oversight
Our board of directors has overall responsibility for our risk oversight with a focus on the most significant risks. The board of director's risk oversight process builds upon management's risk assessment and mitigation processes. Our enterprise risk management program is overseen by our Audit Committee, general counsel, chief financial officer, and chief operating officer. Individual risks are identified and prioritized based on their overall impact to the organization in the context of significance and likelihood. The most significant risks are then identified to the board of directors and each significant risk is individually evaluated, including a review of mitigating activities related to such risk and a discussion is undertaken between the board of directors and management. The management team communicates regularly with the board of directors, through the Audit Committee, regarding management's ongoing enterprise risk management assessments. Our board of directors also receives committee reports from each of the standing committees of the board of directors periodically to assist it in overseeing the Company's enterprise risk management. In addition, the Risk Committee assists our board of directors in its oversight of key risks, including risks related to operations, business continuity, information security, and data management and privacy. The Risk Committee also assists our board of directors in oversight of guidelines, policies, and processes for monitoring and mitigating such key risks. The board of directors also considers and discusses with management the processes in place relating to enterprise risk management and any potential changes to be made to such processes going forward. Additional review or reporting of enterprise risks is conducted as needed or as requested by the board of directors or any of its committees.
Compensation Plans Risk Assessment
As part of its oversight function, our board of directors and our Compensation Committee in particular, along with our management team, considers potential risks when reviewing and approving various compensation plans, including executive compensation. Based on this review, our Compensation Committee has concluded that such compensation plans, including executive compensation, do not encourage risk taking to a degree that is reasonably likely to have a materially adverse impact on us or our operations.

Whistleblower Procedures
In accordance with the Sarbanes-Oxley Act, we have established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters. If an individual has a concern regarding questionable accounting, internal accounting controls, or auditing matters, or the reporting of fraudulent financial information, such individual may report his or her concern by sending a letter (which may be anonymous at the discretion of the reporting person) to us at our principal executive offices to the attention of the general counsel and to the chair of the Audit Committee. Individual employees may also report their concerns by telephone or online (which may be anonymous at the discretion of the reporting person) by using our ethics reporting system accessible through our dedicated reporting website. Such complaints received by telephone or via online reporting system are promptly sent to the general counsel and to the chair of the Audit Committee.
Committees of the Board of Directors
Our board of directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full board of directors. Each committee reviews the progress and results of its meetings with the full board of directors and makes recommendations to our board of directors as and when appropriate. Our board of directors presently has four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Risk Committee. Each of the four standing committees of our board of directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at www.guidewire.com under “About Us/Investor Relations/Corporate Governance.”
The following is a summary of our committee structure and membership information as of the date of this proxy statement:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Committee
Andrew Brown	Member	Chairperson	—	Member
Margaret Dillon	Member	—	Member	—
Michael Keller	—	Member	—	Chairperson
Paul Lavin	Member	Member	Chairperson	—
Catherine P. Lego	Chairperson	—	Member	—
Mike Rosenbaum	—	—	—	—
Marcus S. Ryu	—	—	—	—
Audit Committee
The Audit Committee met five times in fiscal year 2020. The board of directors has determined that each of the members of the Audit Committee (1) is “independent” as defined by current NYSE listing standards and (2) meets the independence requirements of Rule 10A of the Exchange Act. Ms. Dillon and Ms. Lego each qualifies as a “financial expert” as defined by SEC rules. Pursuant to its charter, the Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our independent registered public accounting firm, and other significant financial matters. In discharging its duties, the Audit Committee:
•Has the sole authority to appoint, compensate, retain, oversee, and terminate the independent registered public accounting firm;
•Reviews and approves the scope of the annual audit;
•Reviews and approves the scope of internal audit;
•Reviews and pre-approves the engagement of our independent registered public accounting firm to perform audit and non-audit services and related fees;
•Reviews the integrity of our financial reporting process;
•Reviews our financial statements, disclosures and filings with the SEC;
•Reviews and approves an annual report of the Audit Committee for inclusion in this proxy statement;
•Reviews disclosures from our independent registered public accounting firm regarding independence standards;

•Reviews and, if appropriate, approves, related-party transactions;
•Oversees procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission of concerns regarding accounting or auditing matters; and
•Annually reviews and assesses its performance and the adequacy of its charter.

Compensation Committee
The Compensation Committee met six times in fiscal year 2020. The board of directors has determined that each of the members of the Compensation Committee is (1) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, (2) an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, (the “Code”) and (3) “independent” as defined by current NYSE listing standards.
The Compensation Committee's specific responsibilities include the following:
•Overseeing our compensation and benefits policies generally;
•Evaluating the performance of our executives;
•Overseeing, evaluating the performance of and setting compensation for our executive officers;
•Reviewing and approving any employment, severance, and change of control agreements with our executive officers, as well as any other compensation arrangements;
•Evaluating and recommending equity grants and compensation for our directors;
•Acting as administrator of our equity compensation plans;
•Reviewing an annual discussion and analysis on executive compensation for inclusion in our annual proxy statement;
•Overseeing all matters relating to stockholder advisory voting on executive compensation for our named executive officers (“say-on-pay”), the frequency of such voting, and stockholder advisory voting regarding change of control or “golden parachute” payments;
•Retaining or obtaining the advice of compensation consultants, legal counsel, and/or other advisers on compensation arrangements;
•Reviewing and approving the peer group of companies used to inform the Company's evaluation of compensation for its CEO, other executive officers, and directors;
•Reviewing any risks arising from our compensation philosophy and practices applicable to all employees that are reasonably likely to have a material adverse effect on the Company; and
•Annually reviewing and assessing its performance and periodically reviewing the adequacy of its charter.
Nominating and Corporate Governance Committee
The NCG Committee met two times in fiscal year 2020. The board of directors has determined that each of the members of the NCG Committee is “independent” as defined under current NYSE listing standards. Pursuant to its charter, the NCG Committee is responsible for, among other things:
•Making recommendations to our board of directors regarding nominees to the board of directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the board of directors;
•Evaluating and recommending to our board of directors any revisions to our corporate governance guidelines;
•Establishing criteria for membership on the board of directors and its committees, including criteria as to director independence;
•Overseeing the process for evaluating the performance of our board of directors and its committees;
•Evaluating the current composition, organization, and governance of our board of directors and its committees, determining future requirements and making recommendations to our board of directors for approval;
•Reviewing conflicts of interest policies; and
•Annually reviewing and evaluating its performance, including compliance with its charter.

Risk Committee
    The Risk Committee ("Risk Committee") was established in September 2019 and met four times in fiscal year 2020. Pursuant to its charter, the Risk Committee may meet as often as may be deemed necessary or appropriate, in its judgment, in order to fulfill its responsibilities, including, among other things:
•Reviewing key risk exposures, including risks related to operations, business continuity, information security, and data management and privacy; the steps the Company has taken to detect, monitor and actively manage such exposures; and the Company’s risk assessment and risk management policies relating to such exposures;
•Reviewing and discussing with management the tone and culture within the Company regarding such key risks;
•Reviewing management actions on significant compliance matters related to such key risks and the Company’s compliance with applicable laws and regulations related to such key risks; and
•Reviewing reports on selected key risk topics as the Risk Committee deems appropriate.
Consideration of Director Nominees
Stockholder Nominees. Our amended and restated bylaws permit stockholders to nominate directors for consideration at our annual stockholder meeting. For a description of this process, see the section titled “Questions and Answers About the Annual Meeting, the Proxy Materials and Voting Your Shares - How can stockholders submit a proposal for inclusion in our proxy statement for the 2021 annual meeting?” above. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the NCG Committee. The NCG Committee's policy is to consider properly submitted stockholder nominations. In evaluating all director nominations, the NCG Committee seeks to balance an individual's knowledge, experience and capabilities and compliance with the membership criteria set forth below under the section titled “Director Qualifications.”
Director Qualifications. Our corporate governance guidelines apply membership criteria to nominees recommended by the NCG Committee for a position on our board of directors. These include judgment, diversity, skills, background, and experience in light of our board of directors' present composition and the current challenges and needs of our board of directors and its committees. The NCG Committee also takes into account the independence, financial literacy, and financial expertise standards required under our corporate governance guidelines and committees' charters and applicable laws and regulations, and the ability of the candidate, in light of the candidate's present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders. While we take into account diversity of background, experience, knowledge, and abilities and are committed to diversity, we do not have a formal policy that requires nominees to meet specific criteria.
Identifying and Evaluating Nominees for Directors. The NCG Committee utilizes a variety of methods to identify and evaluate director nominees. The NCG Committee plans to assess the appropriate size of our board of directors from time to time and whether any vacancies are expected. In the event that vacancies are anticipated or otherwise arise, the NCG Committee decides whether to fill such vacancies and, if so, considers various potential candidates. Candidates may come to the attention of the NCG Committee through current board of director members, professional search firms engaged by the NCG Committee, stockholders, or others. These candidates may be evaluated at meetings of the NCG Committee and may be considered at any point during the year.
Environmental, Social, and Governance Matters
We are committed to sustainable business practices and have implemented Environmental, Social, and Governance (“ESG”) policies and goals within our company to formalize and manage our commitment over time. We believe that operating our company in an environmentally and socially responsible manner will help drive our long-term growth. Our NCG Committee is responsible for periodic review of ESG matters and initiatives. We also launched our Corporate Responsibility webpage in September 2020 and intend to regularly communicate our goals and progress on ESG matters. For more information, please visit www.guidewire.com under "About Us/Corporate Responsibility."

EXECUTIVE OFFICERS OF THE REGISTRANT
Our executive officers, and their ages and positions as of October 19, 2020, are set forth below:

Name	Age	Position(s)
Mike Rosenbaum	49	Chief Executive Officer
Jeff Cooper	44	Chief Financial Officer
Priscilla Hung	53	President and Chief Operating Officer
James Winston King	49	Chief Administrative Officer, General Counsel and Secretary
Michael Polelle	56	Chief Delivery Officer
Frank O'Dowd	53	Chief Sales Officer

Mike Rosenbaum. See the section titled "Proposal One: Election of Directors" for Mr. Rosenbaum's biographical information.
Jeff Cooper has served as our Chief Financial Officer since June 2020. Mr. Cooper had previously served as interim Chief Financial Officer since March 5, 2020 and, prior to that, served as the Company’s Vice President of Finance since 2017. Prior to joining the Company, Mr. Cooper served as Chief Financial Officer of GoodData, a cloud-based data and analytics platform company, from 2016 to 2017. From 2013 to 2016, Mr. Cooper served as Vice President, Finance for Rally Software, a publicly traded cloud-based application lifecycle management software company. Prior to that, Mr. Cooper was a Vice President focusing on the software industry in the investment banking division of Deutsche Bank Securities. Mr. Cooper holds a B.A. in Political Science from Princeton University and an M.B.A. degree from the London Business School.
Priscilla Hung has served as our President since June 2020 and Chief Operating Officer since June 2017. She also served as our Chief Administrative Officer from September 2014 to June 2017, our Senior Vice President of Operations & Corporate Development from September 2012 to September 2014, our Vice President of Operations from 2010 to 2012, and our Vice President of Corporate Development & Alliances from 2005 to 2010. Ms. Hung is currently a member of the board of directors of Vonage Holdings Corp., a publicly traded cloud communications provider. Prior to joining Guidewire, from 2000 to 2005, Ms. Hung held several management positions at Ariba Inc., including the Director of Operations and Director of Global Channels and Alliances. Ms. Hung holds an M.Eng. Degree in Industrial Engineering and Operations Research from Cornell University.
James Winston King has served as our General Counsel and Secretary since January 2013 and has served as our Chief Administrative Officer since June 2018. Before joining Guidewire, Mr. King worked at Infogroup, Inc., a multinational data, marketing services and research firm, from 2007 to 2012, where he most recently was EVP, General Counsel and Secretary. Prior to that, Mr. King practiced with the WilmerHale law firm in its Washington, DC office. Mr. King holds an A.B. in Economics from Duke University and a J.D. from Vanderbilt University School of Law.
Michael Polelle has served as our Chief Delivery Officer since March 2015. He also served as our Chief Customer Officer from April 2014 to March 2015. Prior to joining Guidewire, Mr. Polelle was Senior Vice President for Americas Services for JDA, a leading supplier of enterprise supply chain systems, from May 2010 to April 2014. Prior to that, Mr. Polelle served as Vice President of North American Services for both Manugistics, a supplier of resource planning and supply chain software, from March 2000 to May 2005, and QAD, an Enterprise Resource Planning software provider, from May 2005 to May 2010. He holds a B.S. in Applied Math, Engineering, and Physics from the University of Wisconsin and an M.B.A. in Operations Management from the University of Minnesota.
Frank O'Dowd has served as our Chief Sales Officer since August 1, 2020. From September 1998 to June 2020, Mr. O’Dowd served in various roles at Oracle Corporation, a cloud-based applications, infrastructure, and database management company, where he was most recently the Group Vice President, North America. Mr. O’Dowd has a B.A. in Economics from Louisiana State University and an M.B.A. from University of Miami.

INFORMATION REGARDING COMPENSATION OF DIRECTORS
AND EXECUTIVE OFFICERS
Director Compensation
We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between our directors and our executives, both during and between formal meetings, as well as to compensate our directors for their time and effort. Further, we believe that it is important to align the long-term interests of our non-employee directors with those of the Company and its stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.
The Compensation Committee reviews non-employee director compensation approximately every two years, unless circumstances warrant a more frequent review, such as to determine the appropriate compensation for a new committee of the board of directors. The Compensation Committee last reviewed non-employee director compensation in November 2019. In doing so, the Compensation Committee reviewed and considered a peer group study prepared by its executive compensation advisor, Radford, an Aon Hewitt company ("Radford"). The Compensation Committee did not strictly target any specific levels of pay, and instead, used the comparative market data provided by Radford as an important reference point in its decision-making process. Based on its review, for fiscal year 2020, the Compensation Committee recommended, and our board of directors approved, the following changes to our non-employee director compensation from fiscal year 2019: increased annual cash retainer for the Audit Committee Chair from $20,000 to $25,000, for an Audit Committee non-Chair member from $10,000 to $12,500, for the Compensation Committee Chair from $15,000 to $20,000, for a Compensation Committee non-Chair member from $7,500 to $10,000, and for the Risk Committee Chair from $15,000 to $25,000; added a Lead Customer Advocate position with an annual cash retainer of $30,000 beginning in March 2020; modified payment of annual cash retainers from monthly installments to quarterly installments; and provided pro-ration of retainer fees for directors who depart in the middle of a quarter.
Our non-employee directors receive an annual cash retainer for board and committee service in addition to equity compensation, as set forth in further detail in the table below. Our non-employee directors do not receive fringe or other benefits. Directors who are also one of our employees are not entitled to additional compensation for serving as a director.

Position		Annual Cash Retainer ($) (1)	Equity Compensation (2)
Board of Directors Membership		50,000	Initial grant of restricted stock units ("RSUs") with a value of $200,000 (pro-rated) and annual grant of RSUs with a value of $200,000
Position		Additional Annual Cash Retainer ($)	Additional Equity Compensation ($)
Chairman of the Board of Directors		50,000	None
Lead Independent Director		50,000	None
Lead Customer Advocate		30,000	None
Audit Committee	Chair	25,000	None
	Non-Chair Member	12,500	None
Compensation Committee	Chair	20,000	None
	Non-Chair Member	10,000	None
Nominating and Corporate Governance Committee	Chair	10,000	None
	Non-Chair Member	5,000	None
Risk Committee	Chair	25,000	None
	Non-Chair Member	7,500	None

(1)	The annual cash retainers are payable in quarterly installments, pro-rated based on number of days served.
(2)	The RSU grants vest on the one-year anniversary of the grant date. However, if the non-employee director's service ends at the next annual meeting of stockholders and such meeting occurs before the one-year anniversary of the grant date, the RSU shall be fully vested on the date of such annual meeting.

The table below shows the compensation received or earned by each of our non-employee directors during fiscal year 2020. Of our directors during fiscal year 2020, Mike Rosenbaum was an employee and did not receive any additional compensation for his service as our director during this time. Marcus Ryu was an employee until August 3, 2019 and did not receive any additional compensation for his service as our director until such date, but received compensation for his service as our director effective after such date. In addition, Mr. Ryu performed additional duties for the Company (as described under "Additional Duties of Chairman of the Board" above, for which he was also compensated as presented in the "Summary Compensation Table" below. Messrs. Ryu and Rosenbaum were named executive officers for fiscal year 2020 and information regarding their compensation for such year are presented below in the "Summary Compensation Table."
DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Andrew Brown (2)	92,991	203,556	296,547
Margaret Dillon (3)	59,583	257,386	316,969
Guy Dubois (4)	24,781	—	24,781
Michael Keller (5)	84,158	257,386	341,544
Paul Lavin (6)	128,432	203,556	331,988
Peter Gassner (7)	21,110	—	21,110
Catherine P. Lego (8)	67,586	257,386	324,972
Clifton Thomas Weatherford (9)	29,148	—	29,148

(1)
The amounts shown reflect the aggregate grant date fair value of RSUs granted during fiscal year 2020, determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the non-employee directors during fiscal year 2020. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 of the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K regarding assumptions underlying valuation of equity awards.

(2)	As of July 31, 2020, Mr. Brown held options to purchase 4,308 shares of our common stock and 1,939 RSUs.
(3)	As of July 31, 2020, Ms. Dillon held 1,939 RSUs.
(4)	Mr. Dubois resigned from our board of directors in December 2019. As of July 31, 2020, Mr. Dubois did not hold any options to purchase shares of our common stock or RSUs.
(5)	As of July 31, 2020, Mr. Keller held 1,939 RSUs.
(6)	As of July 31, 2020, Mr. Lavin held 1,939 RSUs.
(7)	Mr. Gassner resigned from our board of directors in December 2019. As of July 31, 2020, Mr. Gassner did not hold any options to purchase shares of our common stock or RSUs.
(8)	As of July 31, 2020, Ms. Lego held 1,939 RSUs.
(9)	Mr. Weatherford resigned from our board of directors in December 2019. As of July 31, 2020, Mr. Weatherford did not hold any options to purchase shares of our common stock or RSUs.
Stock Ownership Guidelines
We have adopted stock ownership guidelines that are applicable to non-employee directors. The stock ownership guidelines require that each non-employee director own shares of our common stock equal to at least three times his or her annual cash retainer, by the first July 31st that occurs following the three-year anniversary of his or her initial election to our board of directors. As of July 31, 2020, all of our non-employee directors who have served for three or more years have satisfied the ownership requirements.
Compensation Committee Interlocks and Insider Participation
During fiscal year 2020, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis and, based on such review and discussions, the Compensation Committee recommended to our board of directors that this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Andrew Brown (Chair)
Michael Keller
Paul Lavin

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about the material components of our executive compensation program for:

•Mike Rosenbaum, our Chief Executive Officer (our “CEO”) since August 3, 2019;

•Marcus S. Ryu, our former CEO through August 2, 2019;

•Jeff Cooper, our Chief Financial Officer (our “CFO”) since March 5, 2020;

•Curtis Smith, our former CFO through March 4, 2020;

•Priscilla Hung, our President and Chief Operating Officer;

•James Winston King, our Chief Administrative Officer and General Counsel; and

•Steven Sherry, our Chief Sales Officer through July 31, 2020.
We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “Named Executive Officers.”
CEO and CFO Transitions
Effective August 3, 2019, Mr. Ryu resigned as our President, Chief Executive Officer and became the Chairman of our board of directors, and also performed additional duties for us as described above under "Additional Duties of Chairman of the Board." Mr. Rosenbaum was appointed as our Chief Executive Officer, effective August 3, 2019.
Effective March 4, 2020 Mr. Smith resigned as our Chief Financial Officer and transitioned into a consulting role with the Company. Mr. Cooper was appointed as our interim Chief Financial Officer, effective March 5, 2020, and became our Chief Financial Officer effective June 3, 2020.
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, and each element of compensation that we provide. In addition, we explain how and why the Compensation Committee arrived at the specific compensation policies and decisions involving our Named Executive Officers during fiscal year 2020.
This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from currently anticipated plans and arrangements as summarized in this Compensation Discussion and Analysis.
Executive Compensation Philosophy and Objectives
We operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements and the emergence of new market entrants. To succeed in this environment, we need to attract and retain a highly talented and seasoned team of technical, sales, marketing, operations, and other business professionals.
We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, we have embraced a compensation philosophy of offering our executive officers compensation and benefit packages that are fair and reasonable, are competitive within our market, are focused on long-term value creation, and reward the achievement of our strategic, financial, and operational objectives.
Accordingly, we have oriented our executive compensation program to observe the following basic principles and objectives:
•provide total compensation opportunities that enable us to recruit and retain executive officers with the experience and skills to manage our growth and lead us to the next stage of development;
•provide total compensation opportunities that are consistent with our business goals;

•provide cash compensation that is market-based and, in the case of cash-based incentives, establish a direct and meaningful link between business results, individual performance, and rewards;
•provide equity-based compensation that enables our executive officers to share in our financial results and that establish a clear alignment between their interests and the interests of our stockholders;
•provide a core level of welfare and other benefits; and
•maintain compensation policies and practices that reinforce a culture of ownership, excellence, and responsiveness.
Compensation Program Design
The compensation of our executive officers, including the Named Executive Officers, has typically consisted of base salary, a cash bonus opportunity, and equity compensation in the form of RSUs subject to performance-based vesting conditions tied to corporate financial and operational metrics (“Performance-Vesting RSUs”), RSUs subject to performance-based vesting conditions tied to total shareholder return (“TSR” and such RSUs, the “TSR RSUs”), and RSUs subject to time-based vesting conditions (“Time-Vesting RSUs”). Of these components, only base salary is fixed while the other components are variable based on the performance of both the Company and the individual executive officer, measured against specific objectives that are determined in advance.
The key component of our executive compensation program has been equity awards in the form of Performance-Vesting RSUs, TSR RSUs, and Time-Vesting RSUs. We use equity-based awards as we deem appropriate to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.
We also have offered cash compensation in the form of base salaries, to reward individual contributions and compensate our executive officers for their day-to-day responsibilities, and annual cash bonuses, to drive and incentivize our executive officers to achieve our short-term strategic and operational objectives.
In addition to these elements of our executive compensation program, we also provide executive officers, including our Named Executive Officers, with certain other indirect benefits, including participation in certain post-employment compensation arrangements. For a description of these other features of our compensation program, please refer to the section below titled “Executive Compensation Program Elements-Welfare and Other Benefits” and “Executive Agreements and Termination of Employment Arrangements.”
We evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we review executive compensation annually. As part of this review process, we apply our values and the objectives outlined above, while also considering whether our proposed compensation ensures that we remain competitive for talent, that we meet our retention objectives and that our cost of replacement for a key employee is reasonable.
Compensation-Setting Process
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing our executive compensation program and for determining the compensation of our executive officers, including the Named Executive Officers. In addition, the Compensation Committee provides strategic direction to management regarding the overall corporate compensation philosophy. The Compensation Committee operates pursuant to a written charter that has been approved by our board of directors.
Typically, in the first quarter of each fiscal year, the Compensation Committee reviews the compensation of our executive officers, decides whether to make any adjustments to their base salaries, designs an executive bonus plan, including the corporate performance measures and objectives to be used for purposes of determining their annual cash bonuses for the current fiscal year, and determines whether to approve any equity awards. In addition, at that time, the Compensation Committee evaluates the performance of the Company, as well as the individual performance of each executive officer, as applicable, to determine whether to pay cash bonuses for the previous fiscal year and, if so, the amount of any such bonuses.
In determining executive compensation for fiscal year 2020, the Compensation Committee reviewed and considered various market data presented by Radford, as well as our overall financial plan. The Compensation Committee did not strictly set compensation at a specific level of pay; however, the Compensation Committee took into account the 50th percentile of our peer group's pay, as well as other factors, including individual performance, role and tenure, in setting our executive compensation. Accordingly, the comparative market data provided by Radford was one reference point and one factor, among others, in our compensation decision-making process.
The Compensation Committee has not delegated any of its authority with respect to executive compensation matters.
Role of Senior Management
Typically, the Compensation Committee seeks the input of our CEO when discussing the performance of and compensation for our executive officers, including the other Named Executive Officers other than the CEO. In this regard, our CEO reviews the performance of the other executive officers, including the other Named Executive Officers, annually and presents to the Compensation Committee his conclusions and other input as to their compensation, including base salary adjustments, cash bonus payouts, and equity awards. The Compensation Committee uses this input as one factor in its deliberations to determine the compensation of our executive officers.
While our CEO typically attends meetings of the Compensation Committee, the Compensation Committee meets outside the presence of our CEO when discussing his compensation and when discussing certain other matters. Decisions with respect to our CEO’s compensation are made by the Compensation Committee and our board of directors.
The Compensation Committee also works with our CFO, our Senior Vice President of Human Resources, and our Chief Administrative Officer and General Counsel in evaluating the financial, accounting, tax, and retention implications of our executive compensation plans and arrangements.
Role of Compensation Consultant
The Compensation Committee is authorized to retain the services of one or more executive compensation advisors, as it sees fit, in connection with the oversight of our executive compensation program. For fiscal year 2020, the Compensation Committee engaged Radford to provide it with information, recommendations, and other advice relating to executive compensation. During fiscal year 2020, Radford performed the following projects for the Compensation Committee:
•reviewed our general compensation principles for fiscal year 2020;
•prepared an assessment of non-employee director compensation;
•prepared an assessment of our executive officers’ total compensation, as well as each individual compensation component, including an analysis of cash compensation, equity compensation, and total direct compensation as compared to a composition of our peer group (described below);
•assisted with the design of the overall equity program, including helping set grant levels for the Company as a whole;
•analyzed pay survey data;
•provided advice regarding best practices and compensation trends, including proxy advisory firms’ evolving positions on executive pay; and
•performed a risk analysis of our compensation arrangements.
Radford served at the discretion of the Compensation Committee and did not provide any other services to the Company during fiscal year 2020 other than those for which they were engaged by the Compensation Committee. The Compensation Committee assessed the independence of Radford pursuant to applicable SEC and NYSE rules and concluded that no conflict of interest exists that would prevent Radford from independently advising the Company.
Comparative Market Data
To assist the Compensation Committee during its annual review of the competitiveness of compensation levels and the appropriate mix of compensation elements to our executive officers, including our Named Executive Officers, Radford prepares comparative market data on compensation practices and programs as well as guidance on industry best practices, particularly for Silicon Valley technology companies. The Compensation Committee, with guidance from Radford and input from senior management, determines the composition of our peer group and reevaluates this group on an annual basis. The Compensation Committee determined that our peer group for determining the compensation of our Named Executive Officers in fiscal year 2020 in connection with our annual compensation review would consist of 20 public software companies in the San Francisco Bay Area and other technology "hubs" with revenue between $350 million and $2 billion, including high revenue growth companies, and market capitalization between $2 billion and $20 billion. At the time we determined our peer group for fiscal year 2020, our trailing 12-month revenue approximated the 31st percentile of the peer group and our 30-day average market capitalization approximated the 63rd percentile of the peer group. Below is a list of the companies in our peer group for fiscal year 2020:
Fiscal Year 2020 Peer Group Companies
•ANSYS
•Aspen Technology
•Commvault Systems
•Cornerstone OnDemand
•FireEye
•Fortinet
•LogMeIn
•Manhattan Associates
•Medidata Solutions
•New Relic
•Paylocity
•Pivotal Software
•Proofpoint
•RealPage
•RingCentral
•Splunk
•Tableau Software
•Tyler Technologies
•Veeva Systems
•Zendesk

The evaluation of the peer group generally occurs in March of each year. In March 2020, our Compensation Committee reassessed our peer group for use in setting our fiscal year 2021 executive compensation, and determined to base it on publicly traded software companies in the San Francisco Bay Area and other technology “hubs” with revenue between $350 million and $2 billion, including high revenue growth companies, and market capitalization between $3 billion and $30 billion with headcount over 300 employees. Our Compensation Committee removed four companies from the fiscal year 2020 peer group listed above (Commvault Systems, Medidata Solutions, Pivotal Software, and Tableau Software) because they ceased to be publicly traded or fit the established criteria and added four new companies (Coupa Software, HubSpot, Okta, and Twilio) to the peer group so that the group contained a sufficient number of companies.
Consideration of Say-On-Pay Advisory Vote

At our December 17, 2019 annual meeting, approximately 93% of the votes cast on the advisory say-on-pay proposal indicated approval of the fiscal year 2019 compensation of our Named Executive Officers. The Compensation Committee believes that the vote outcome indicates that stockholders generally approve of the structure of our executive compensation program. In light of the fiscal year 2019 advisory say-on-pay vote results, the Compensation Committee structured executive compensation for fiscal year 2020 in a way that is generally consistent with fiscal year 2019.

Even though we received approximately 93% approval of our fiscal year 2019 compensation of our Named Executive Officers, we have continued to reach out to our stockholders and key investors and make ourselves available to discuss our executive compensation program and solicit feedback. During fiscal year 2020, we reached out to our top investors, with aggregate holdings of over 65% of our outstanding shares to engage on compensation and governance matters. During these discussions, our investors encouraged a continued focus on governance issues of general interest to institutional investors.

We are committed to continuing our engagement with our stockholders on matters of executive compensation and corporate governance. As our stockholders’ views and market practices on executive compensation evolve, the Compensation Committee will continue to evaluate and, when needed, make changes to our executive compensation program, ensuring that the program continues to reflect our pay-for-performance compensation philosophy and objectives.

Executive Compensation Program Elements
The following describes each element of our executive compensation program, the rationale for each and how compensation amounts and awards are determined.
Base Salary
We provide our executive officers, including the Named Executive Officers, with base salaries to compensate them for their day-to-day responsibilities. Generally, the initial base salaries of our executive officers are established through arm’s-length negotiation at the time the individual executive officer is hired, taking into account his or her qualifications, experience, and comparable market data.
Thereafter, the Compensation Committee reviews and recommends adjustments, as necessary or appropriate, to the base salaries of our executive officers on an annual basis. In doing so, the Compensation Committee exercises its judgment and discretion and considers several factors, including our overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the officer’s compensation as compared to similarly situated executives at comparable companies in our peer group, and the input of our CEO. No specific formula is applied to determine the weight of each criterion.
In September 2019, the Compensation Committee reviewed the base salaries of our executive officers and management team, including the Named Executive Officers, and adjusted the base salaries for certain of our Named Executive Officers in view of their performance during fiscal year 2019. The Compensation Committee also took into account the 50th percentile of our peer group’s base salaries for similarly situated executives as one factor in determining base salaries for our Named Executive Officers. The Compensation Committee approved increases to annual base salaries for fiscal year 2020, as follows:

Named Executive Officer	Fiscal Year 2019 Base Salary ($)	Fiscal Year 2020 Base Salary* ($)	Increase ($)
Mike Rosenbaum (1)	N/A	750,000	N/A
Marcus S. Ryu (1)	540,000	540,000	—
Jeff Cooper (2)	280,000	387,000	107,000
Curtis Smith (3)	365,000	387,000	22,000
Priscilla Hung	350,000	405,000	55,000
James Winston King	315,000	350,000	35,000
Steven Sherry	300,000	380,000	80,000
* All fiscal year 2020 base salaries were effective November 1, 2019 unless indicated below.
(1) On August 3, 2019, our former CEO, Marcus S. Ryu, transitioned to his new role as Chairman of the Board, while Mike Rosenbaum began his first day as our CEO and employee of Guidewire. Mr. Ryu did not earn any salary during FY20.
(2) On November 1, 2019, annual base salary of Jeff Cooper, our current CFO, was $288,400. Effective March 5, 2020, Mr. Cooper was appointed as interim CFO, and his annual base salary increased to $350,000. On June 3, 2020, Mr. Cooper was appointed as CFO, and his annual base salary increased to $387,000.
(3) On March 20, 2020, our former CFO, Curtis Smith, transitioned to a consultant. Per his consulting agreement, Mr. Smith's annualized consulting fees were $240,000, and he earned $87,097 in consulting fees during fiscal year 2020.
Senior Executive Incentive Bonus Plan

Our Senior Executive Incentive Bonus Plan (the “Bonus Plan”) applies to certain key executives, including all the Named Executive Officers, except for Mr. Sherry, as selected by the Compensation Committee. The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the Compensation Committee related to financial and operational metrics with respect to the Company and its subsidiaries (the “Performance Goals”). For fiscal year 2020, Mr. Sherry was eligible to participate in an individualized fiscal year 2020 sales commission plan (the “Commission Plan”), as described below.
Any bonuses paid under the Bonus Plan are based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals. The bonus formulas are adopted in each annual performance period by the Compensation Committee and communicated to each executive officer. No bonuses shall be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, we can adjust or pay bonuses under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to executive officers under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.
Each executive officer participating in the Bonus Plan has a targeted bonus opportunity set for each performance period. The Performance Goals will be measured at the end of each performance period after our financial reports have been published or such other appropriate time as the Compensation Committee determines. If the Performance Goals are met, payments will be made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and the Company, an executive officer must be employed by the Company on the bonus payment date in order to be eligible to receive a bonus payment.
Target Bonus and Commission Opportunities
In September 2019, the Compensation Committee reviewed the target bonus and commission opportunities of our executive officers and management team, including the applicable Named Executive Officers, and adjusted target bonus and commission opportunities, as applicable, for each of our Named Executive Officers in view of their performance during fiscal year 2019 and to set each Named Executive Officer’s total cash compensation (consisting of base salary and short-term incentive bonus target opportunity) generally at the 50th percentile of our peer group’s total compensation for similarly situated executives. In setting these target bonus and commission opportunities, the Compensation Committee also exercised its judgment and discretion and considered several factors, including our Company’s overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within our Company, his or her individual experience and skills, the Compensation Committee’s sense of competitive market practices for annual bonuses and the recommendations of our CEO.
As a result, our Compensation Committee adjusted the target bonus opportunity for Ms. Hung and Messrs. Cooper and Sherry, as set forth below, for fiscal year 2020, taking into account the 50th percentile for target bonus opportunity of our peer group for such positions. Ms. Hung's target bonus opportunity was increased based on her performance to date and an increase in her responsibilities. Mr. Cooper's target bonus opportunity was increased based on his promotion to interim CFO and then CFO. Mr. Sherry's target bonus opportunity was decreased based on his fiscal year 2019 performance targets. Our Compensation Committee did not change the target bonus and commission opportunities for our other Named Executive Officers for fiscal year 2020.

Named Executive Officer	Fiscal Year 2019 Target Bonus/Commission Opportunity (% of Base Salary)	Fiscal Year 2020 Target Bonus/Commission Opportunity (% of Base Salary)
Mike Rosenbaum	N/A	100
Marcus S. Ryu (1)	100	N/A
Curtis Smith	60	60
Jeff Cooper (2)	40	60
Priscilla Hung	60	75
James Winston King	50	50
Steven Sherry	136	113

(1) On August 3, 2019, our former CEO, Marcus S. Ryu, transitioned to his new role as Chairman of the Board. Mr. Ryu was not paid a bonus for fiscal year 2020.

(2) On November 1, 2019, our current CFO, Jeff Cooper's annual target bonus opportunity was 40%. Effective as of March 5, 2020, Mr. Cooper was appointed as interim CFO, and his annual target bonus opportunity became 50%. On June 3, 2020, Mr. Cooper was appointed as CFO, and his annual target bonus opportunity became 60%. Mr. Cooper's bonus for fiscal year 2020 was based on a blend of his different target bonus opportunities.
For our Named Executive Officers who are eligible to participate in the Bonus Plan, 100% of such executive officer’s bonus was based on our Company’s performance during fiscal year 2020 as measured against the corporate financial and operational metrics described below (the "Company Performance Factor"). The Compensation Committee determined this allocation to be appropriate because it linked each executive officer’s potential bonus opportunity to corporate performance, thereby motivating him or her to focus his or her efforts on successfully executing our annual operating plan. The formula for the bonus calculation was as follows:
Target Cash Bonus Opportunity X Company Performance Factor
Company Performance Factor
In fiscal year 2020, the bonuses of our executive officers, including the Named Executive Officers, who participated in our Bonus Plan were based on the performance of our Company during fiscal year 2020 as measured against the following pre-established corporate financial and operational metrics, which the board of directors deemed to be critical to enhancing stockholder value:
•New Adjusted Booking Credit (the goal of this metric is to maximize new license and subscription bookings);
•Adjusted full-year GAAP License Revenue, Subscription Revenue and Maintenance Revenue ("LSRMR") with an adjuster based on the percentage of New Adjusted Booking Credit attributable to subscriptions (the "Subscription Adjuster") (the "Adjusted LSRMR") (the goal of this metric is to achieve or exceed our revenue targets); and
•Adjusted Non-GAAP Operating Expenses (the goal of this metric is to manage spending in line with our budget).
The Adjusted LSRMR metric is derived from GAAP license, subscription and maintenance revenue, as adjusted by the Subscription Adjuster. The table below presents a reconciliation of the Adjusted LSRMR metric to license and subscription revenue and maintenance revenue as reported for purposes of GAAP from our audited financial statements (in millions).

Fiscal Year Ended July 31,
Adjusted LSRMR Reconciliation:	2020
GAAP license revenue	$331.6
GAAP subscription revenue	119.7
GAAP maintenance revenue	83.8
Total LSRMR	$535.1

Subscription Adjuster	100%

Adjusted LSRMR	$534.6

The Adjusted Non-GAAP Operating Expenses metric is a non-GAAP financial measure. Adjusted Non-GAAP Operating Expenses is derived from GAAP cost of revenue and GAAP operating expense and excludes stock-based compensation expense, amortization of acquired intangibles, and corporate bonuses and commissions. See Appendix A to this proxy statement for further details regarding the Adjusted Non-GAAP Operating Expenses metric and the reconciliation of the metric to cost of revenue and operating expenses as reported for purposes of GAAP from the Company’s audited financial statements.
The threshold, target and maximum performance goals for each of these metrics were as follows in fiscal year 2020:

Metric	Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance
New Adjusted Booking Credit*	1/3	N/D	N/D	N/D	N/D
Adjusted LSRMR**	1/3	$513M	$540M - $545M***	$572M	$534.5M
Adjusted Non-GAAP Expense	1/3	$621M	$590M	$562M	$599.2M
* The Company has chosen not to disclose our New Adjusted Booking Credit targets since it is an internal metric primarily used to assess sales compensation, and the Company believes that the disclosure of such information would cause competitive harm without adding meaningfully to the understanding of its business. However, like performance targets for all metrics, the

Compensation Committee has set performance goals at definitive, rigorous, and objective levels so as to require significant effort and achievement by our executive team to be attained.

** The threshold, target, and maximum performance goals for the Subscription Adjuster were as follows in fiscal year 2020:

	Subscription Adjuster			Actual Performance
	Threshold	Target	Maximum
% of New Adjusted Booking Credit from subscriptions	57%	67%	77%	67%
Multiplier	0.97	1.0	1.03	1.00

***Achievement was calculated on a straight-line basis from (i) the minimum to the low end of the target and (ii) from the high end of the target to the maximum. Achievement in the target range was credited at 100%.
These metrics were determined at the beginning of fiscal year 2020.
Fiscal Year 2020 Bonus Decisions
After the conclusion of fiscal year 2020, the Compensation Committee evaluated our financial and operational performance for the fiscal year and determined that a Company Performance Factor of 58.5% was appropriate. Based on this determination, the Compensation Committee approved cash bonuses for the applicable Named Executive Officers (other than Mr. Ryu, who resigned as our CEO effective August 3, 2019 and Mr. Smith, who resigned as our CFO effective as of March 5, 2020) as follows:

Named Executive Officer	Fiscal Year 2020 Target Bonus Opportunity (% of Base Salary)	Company Performance Factor (%)	Cash Bonus ($)
Mike Rosenbaum	100	58.5	438,750
Jeff Cooper	60	58.5*	100,261
Priscilla Hung	75	58.5	163,908
James Winston King	50	58.5	99,802

* For the portion of Mr. Cooper’s fiscal year 2020 bonus related to his performance prior to becoming our interim CFO (i.e., August 1, 2019 until March 5, 2020), Mr. Cooper participated in our non-executive bonus plan, which was funded at 80%.

These bonuses to the Named Executive Officers for fiscal year 2020 were paid in fiscal year 2021, in accordance with normal Company practice.
Sales Commission Plan
Because much of Mr. Sherry’s responsibilities are focused on the sale of our products, the Compensation Committee determined that it would be more appropriate for Mr. Sherry to participate in the Commission Plan with terms that correspond to the results achieved by his sales team rather than in the Bonus Plan described above. Mr. Sherry therefore earned commissions based on his team’s (i) attainment of bookings quotas and (ii) achievement of bookings quotas related to specific Company products. The commission target for Mr. Sherry was determined by the Compensation Committee based in part on the recommendations of our CEO.
Mr. Sherry’s commission target was based on the attainment of his sales team’s bookings quota. If 100% or less of the target bookings quota was met, then Mr. Sherry's commission payout percentage of target would equal the actual bookings percentage achieved of the target.  If greater than 100%, but less than or equal to 110% of the target bookings quota was achieved, then Mr. Sherry would be paid two percentage points for each incremental one percentage point above the bookings target.  If greater than 110% of the target bookings quota was achieved, then Mr. Sherry would be paid three percentage points for each incremental one percentage point above 110% of the bookings target.
Mr. Sherry was also eligible to receive additional bonus payments of up to $50,000 if a determined Annual Recurring Revenue (“ARR”) growth target was achieved. As the Company did not achieve this ARR growth target, Mr. Sherry did not earn this additional bonus payment.

 For fiscal year 2020, Mr. Sherry was deemed to have earned an amount equal to $243,594 based on his sales team’s attainment of bookings quotas and attainment of bookings quotas related to specific Company products for such year. Mr. Sherry’s sales commissions for bookings are paid on a monthly basis.
Equity Compensation
We use equity awards to incentivize and reward our executive officers, including the Named Executive Officers, for long-term corporate performance based on the value of our common stock and, thereby, to align their interests with those of our stockholders.
For the past few years, we have used Performance-Vesting RSUs, TSR RSUs, and Time-Vesting RSUs as our equity award vehicles. We believed that for fiscal 2020, Performance-Vesting RSUs, TSR RSUs, and Time-Vesting RSUs provided a strong retention incentive for our executive officers, provided a moderate reward for growth in the market price of our common stock, and, because they use fewer shares than stock options, were less dilutive to our stockholders. Our equity award vehicles provide a strong incentive for our executive officers to remain employed with the Company as they require continued employment through the vesting period.
Time-Vesting RSUs
We have granted our Named Executive Officers Performance-Vesting RSUs as well as Time-Vesting RSUs. Time-Vesting RSUs generally vest quarterly over four years (except that for new hires, 25% of their Time-Vesting RSUs cliff vest on the first anniversary of the vesting commencement date, with the remaining portion vesting in equal quarterly installments over the three years thereafter), subject to an equity award holder’s continued employment through each applicable vesting date.
Performance-Vesting RSUs
The Performance-Vesting RSUs vest based on the satisfaction of both a four-year time condition and a one-year performance condition. Assuming performance conditions are met, Performance-Vesting RSUs vest over four years with 25% of the earned amount cliff vesting on the first anniversary of the vesting commencement date, with the remaining portion vesting in equal quarterly installments over the three years thereafter. For the Performance-Vesting RSUs, the performance condition for fiscal year 2020 (the “Performance Condition”) was tied to the achievement of FY20 ARR, measured on a constant currency basis using July 31, 2019 exchange rates, as we determined that ARR was a key metric for the Company for such year. For the ARR target: (i) at the threshold ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 50%; (ii) at the target ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 150%. If the ARR threshold is not attained, then none of the Performance-Vesting RSUs would be eligible to vest. In addition, if our ARR amount exceeds a ceiling, then the number of RSUs earned would still be capped at 150% of target. For fiscal year 2020, the Company was determined to have achieved an ARR amount less than the target amount, which resulted in 73% of the target number of Performance-Vesting RSUs vesting in relation to Performance Condition achievement. 25% of these earned Performance-Vesting RSUs vested on the first anniversary of the vesting commencement date and the remainder will time-vest in equal quarterly installments over the next three years subject to the holder’s continued employment with us. The applicable goals for the fiscal year 2020 Performance-Vesting RSUs were:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance
ARR	$484M	$538M	$592M	$509M

TSR RSUs

We have granted TSR RSUs that consist of a target number of RSUs that are eligible to vest at the end of a three-year performance period. The TSR RSUs granted for fiscal year 2020 provide an opportunity to earn 0% to 125% (110% for TSRs granted in fiscal year 2019, 125% for TSRs granted in fiscal year 2018, and 200% for TSRs granted in fiscal year 2017) of the target number of RSUs based on our TSR percentile ranking relative to the software companies in the S&P Software and Services Select Industry Index as of August 1, 2019; provided, that companies may be removed from the index if acquired but new companies added to the index will not be considered in determining the percentile ranking (the “TSR Rank”) for the three-year cumulative performance period. If our TSR Rank is below the threshold of the 10th percentile, no TSR RSUs will vest or be earned. If our TSR over the performance period is negative, the TSR RSUs are capped at 100% even if our TSR Rank exceeds the 65th percentile. Any earned TSR RSUs will vest at the end of the three-year performance period, subject to the participant’s continued employment with the Company through such date. The Compensation Committee adopted this additional performance-based incentive as a way to further align the incentives of our Named Executive Officers with our stockholders, as the value of any amount earned pursuant to the TSR RSUs is directly tied to the relative appreciation in our stock price over a long-term period (three years). Moreover, this performance-based incentive serves to further retain our executives as no portion of the TSR RSUs are earned if the participant does not remain employed through the full three-year performance period. In fiscal year 2020, the performance period for the fiscal year 2018 TSR RSUs ended and the fiscal year 2018 TSR RSUs were paid out at 72.4% of target.

The applicable goals for the fiscal year 2020 TSR RSUs are as follows:

	Threshold (30%)	Target (100%)	Above Target (125%)	Actual Performance
Relative TSR Percentile	10th	35th to 65th	99th	TBD, at FYE July 31, 2022

In fiscal year 2020, the performance period for the fiscal year 2018 TSR RSUs ended and the fiscal year 2018 TSR RSUs were paid out at 72.4% of target.
Fiscal Year 2020 Equity Grants
Typically, the size and form of the initial equity awards for our executive officers have been established through arm’s-length negotiation at the time the individual executive officer was hired. In formulating these awards, such as Mr. Rosenbaum's award, our Compensation Committee has considered, among other things, the prospective role and responsibility of the executive officer, the amount of equity-based compensation held by the executive officer at his or her former employer, the cash compensation received by the executive officer, the Compensation Committee’s sense of the competitive market for similar positions, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
Additionally, the Compensation Committee has reviewed the equity holdings of our executive officers annually and granted equity awards in the form of Performance-Vesting RSUs, TSR RSUs, and/or Time-Vesting RSUs to our executive officers to ensure that their overall equity position was consistent with our compensation objectives.
For fiscal year 2020, the Compensation Committee did not apply a rigid formula in determining the size of the annual equity awards for the Named Executive Officers; however, in making its determination, the Compensation Committee took into account the 50th percentile of our peer group’s annual equity awards to similarly situated executives. In addition, the annual equity awards were split evenly between (i) Performance-Vesting RSUs (30%) and TSR RSUs (20%), and (ii) Time-Vesting RSUs (50%), such that 50% of the total annual equity awards were in the form of TSR RSUs and Performance-Vesting RSUs and 50% of the total equity awards were in the form of Time-Vesting RSUs. The TSR RSUs granted in fiscal year 2020 have a three-year performance period beginning on August 1, 2019 and ending on July 31, 2022. The Compensation Committee did not strictly benchmark against our peer group, but used its discretion as appropriate, when determining the size of equity awards. In conducting this review and making award determinations in fiscal year 2020, the Compensation Committee also exercised its judgment and discretion and considered several factors, including our overall financial and operational results for the prior fiscal year, the performance of the individual executive officer, the executive officer’s potential to contribute to our long-term strategic goals, his or her role and scope of responsibilities within the Company, his or her individual experience and skills, the Compensation Committee’s sense of competitive market practices for equity compensation, and, as applicable, the recommendations of our CEO. Based on these factors, in September 2019, the Compensation Committee approved the following Performance-Vesting RSUs, TSR RSUs and Time-Vesting RSUs to our Named Executive Officers (other than Mr. Rosenbaum). The equity awards granted to Mr. Rosenbaum for fiscal year 2020 are comprised solely of the awards made in connection with his hiring. The Compensation Committee took into consideration several factors in determining the size of Mr. Rosenbaum's new hire grants, including (i) the requisite experience and skills that a qualified chief executive officer candidate for our Company would need to lead and manage a growing business in a dynamic and ever-changing environment, (ii) the competitive market for superior candidates at other comparable companies based on a review of competitive market data, including data drawn from the companies in our compensation peer group, various aspirational companies and selected compensation surveys, (iii) his then-current compensation at his prior employer, including the estimated amount of compensation he would forfeit by accepting employment with us, (iv) the need to integrate our new chief executive officer into our existing executive compensation structure, balancing both competitive and internal equity considerations as well as his existing compensation package, and (v) the advice of Radford.

Named Executive Officer	Number of Time-Vesting RSUs	Target Number of Performance-Vesting RSUs	Target Number of TSR RSUs
Mike Rosenbaum	73,696	56,009	37,340
Jeff Cooper*	2,260	—	—
Curtis Smith	10,000	6,000	4,000
Priscilla Hung	12,500	7,500	5,000
James Winston King	7,000	4,200	2,800
Steven Sherry	10,000	6,000	4,000
*Mr. Cooper's employment began in 2017. He assumed the role of our interim CFO in March 2020, then CFO in June 2020 and accordingly, did not receive a grant of Performance-Vesting RSUs for fiscal year 2020.

In addition, certain of our Named Executive Officers received the following Performance-Vesting RSU grants in March 2020 in connection with their contributions to the Company’s cloud transition, which is an important business objective for the Company.

Named Executive Officer	Target Number of Performance-Vesting RSUs
Jeff Cooper	1,770
Priscilla Hung	1,700
James Winston King	1,500

The Performance-Vesting RSUs will cliff vest at the end of our 2021 fiscal year, based on the following fiscal year 2021 ARR goals:

	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Performance
ARR	$540M	$570M to $600M	$630M	TBD, at FYE July 31, 2021

*Furthermore, in June 2020, Mr. Cooper received a grant of 28,872 Time-Vesting RSUs in connection with becoming our CFO.

On December 17, 2019, Mr. Ryu was granted 1,939 Time-Vesting RSUs and on March 11, 2020, Mr. Ryu was granted 27,200 Performance-Vesting RSUs. The Time-Vesting RSUs were for Mr. Ryu’s service as the Chairman of our board of directors, consistent with our director compensation program described above under "Information Regarding Compensation of Directors—Director Compensation." The Performance-Vesting RSUs were a one-time grant made for his additional duties, including liaising with Mr. Rosenbaum for a meaningful period of time following Mr. Ryu's transition from CEO to Chairman of the Board to provide continuity in customer relationships which are critical to our success. Further detail on Mr. Ryu's additional duties are described above under "Additional Duties of Chairman of the Board."

Compensation Mix
In determining the amount of base salary, cash bonuses and equity compensation awarded to each Named Executive Officer, the Compensation Committee does not apply any rigorous percentage of any one element in relation to the overall compensation package. Rather, the Compensation Committee looks at the overall compensation package and the relative amount of each element on an individual basis for each Named Executive Officer to determine whether such amounts and mix of components further the basic principles and objectives of our overall compensation program.
Welfare and Other Benefits
We have established a tax-qualified Section 401(k) retirement plan for all employees who satisfy certain eligibility requirements, including requirements relating to age and length of service. Under this plan, employees may elect to defer their current compensation by up to the statutory limit and contribute to the plan. We currently match any contributions made to the plan by our employees, including executive officers, up to a maximum of $5,000 per participant. We intend for the plan to qualify under Section 401(a) of the Code so that contributions by employees to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan.

In addition, we provide other employee welfare and benefit programs to our executive officers, including the Named Executive Officers, on the same basis as all of our full-time employees in the country in which they are resident. These benefits include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage.
We design our employee welfare and benefit programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee welfare and benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.
We do not provide perquisites to our executive officers, except in limited situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes. We do not provide any tax gross-ups for perquisites.
In the future, we may provide perquisites or other personal benefits in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment, motivation, or retention purposes. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.
Pension Benefits
We do not offer any defined benefit pension plans for our employees.
Nonqualified Deferred Compensation
We do not offer any nonqualified deferred compensation arrangements for our employees.
Executive Agreements and Termination of Employment Arrangements
We entered into an amended and restated executive agreement with each of the Named Executive Officers in January 2020 and an agreement with Mr. Rosenbaum in August 2019 which was amended in November 2020 (collectively, the "Executive Agreements"). The terms of the Executive Agreements are substantially similar. These Executive Agreements provide for at-will employment. In addition, each agreement sets forth the terms and conditions of employment of each of the Named Executive Officers, including initial position, initial base salary, initial target annual bonus/commission opportunity and standard employee benefit plan participation.
These Executive Agreements also contain provisions that provide for certain payments and benefits in the event of a termination of employment, including an involuntary termination of employment within two months before or 12 months following a change in control of the Company.
For a summary of the material terms and conditions of the post-employment compensation terms applicable to our Named Executive Officers, see the section titled “Post-Employment Compensation” below.
Our philosophy is that outside of a change in control context, severance protections are only appropriate in the event an executive officer is involuntarily terminated by us without cause, and such protections are only provided upon the executive officer's execution of an effective release of claims. In addition, we believe that the occurrence or potential occurrence of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty arises from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage executive officers to remain employed with us during an important time when their prospects for continued employment following the transaction are often uncertain, we provide our executive officers with additional severance protections during a change in control protection period, as mentioned above. We also provide severance protections in connection with a change in control, subject to each executive officer's execution of an effective release of claims against us, to help ensure that executive officers can objectively evaluate change in control transactions that may be in the best interest of our stockholders, despite the potential negative consequences such transactions may have on them personally. Further, we provide severance protections if an executive officer voluntarily terminates employment with us for good reason in connection with a change in control, subject to the executive officer's execution of an effective release of claims against us, because we believe that a voluntary termination for good reason is essentially equivalent to an involuntary termination by us without cause in those circumstances. We believe that the severance benefits provided to our executive officers under their Executive Agreements are appropriate in light of the severance protections available to similarly-situated executive officers at companies in our peer group and are an important component of each executive officer’s overall compensation as they help us to attract and retain our key executives who could have other job alternatives that may appear to them to be more attractive absent these protections.
Other Compensation Policies
Stock Ownership Guidelines

We have adopted stock ownership guidelines that are applicable to senior executives, including our Named Executive Officers. The stock ownership guidelines require that the CEO own shares of our common stock equal to at least three times his annual base salary and that all other executives who are required to report under Section 16 of the Exchange Act, including our Named Executive Officers, own shares of our common stock equal to at least one times his or her annual base salary, in each case, by the first July 31st that occurs following the three-year anniversary of his or her date of hire or promotion. As of July 31, 2020, all of our Named Executive Officers who have been employed for three or more years have satisfied the ownership requirements.
Compensation Recovery Policy

    In September 2019, we adopted a clawback policy, which was subsequently amended in December 2019. The clawback policy, as amended (the “Clawback Policy”), provides that if our financial statements are materially restated, whether in part or in their entirety, due to misconduct by one or more covered individuals (i.e., (i) any Section 16 officers and (ii) certain of our C-level employees, SVPs and sales leadership as designated by the Clawback Policy or agreed upon by our Chief Executive Officer, Chief Financial Officer and General Counsel), then our board of directors or Compensation Committee shall have the discretion to recoup a portion of any performance-based compensation that has been paid or distributed to a covered individual during the clawback period (i.e., the three-year period preceding the publication of the restated financials), to the extent such compensation paid or distributed was in excess of what would have been paid under the restated financials. Our board of directors or the Compensation Committee, in its sole discretion, may also reduce the amount of future compensation, including, without limitation, any bonus or severance, or the future grant or vesting of any equity award, payable to any covered individual by an amount equal to such excess proceeds from performance-based compensation received by the covered individual during the clawback period. Additionally, for any covered individual who is terminated for “cause” (as defined in the Clawback Policy), if our board of directors determines based on relevant facts and circumstances that the conduct resulting in such for cause termination has caused material, demonstrable reputational harm to the Company, then the Company may require the covered individual to repay a portion of any performance-based compensation that has been paid or distributed to a covered individual during the “for cause clawback period" (i.e., the period from when the first act by the covered individual underlying for cause termination occurred, until such time the covered individual was terminated for cause by the Company). The policy is applicable to all cash and equity-based compensation predicated on the achievement of financial performance goals or financial metrics (excluding any such compensation based on TSR or similar stock price-based metrics).

    In addition, our 2011 Stock Plan provides that if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any equity award holder who is an individual subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any equity award received by such individual under the 2011 Stock Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement.
Derivatives Trading and Hedging Policy
Our Named Executive Officers, employees, and directors are subject to our insider trading policy. Under this policy all of our executive officers, employees and directors are prohibited from engaging in transactions in publicly-traded options and other derivative securities with respect to our securities, including any hedging or similar transactions.
Anti-Pledging Policy
Under our insider trading policy, all of our executive officers, employees, and directors are prohibited from pledging securities of the Company as collateral for loans.
Tax and Accounting Considerations
Deductibility of Executive Compensation

Section 162(m) of the Code generally disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to certain specified executive officers. For taxable years beginning before January 1, 2018, (i) these executive officers consisted of a public corporation’s chief executive officer and each of the three other most highly compensated executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements were met.
Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive is not deductible. These changes have caused more of our compensation to be non-deductible under Section 162(m) in the future and has eliminated the Company’s ability to structure performance-based awards to be exempt from Section 162(m).
In approving the amount and form of compensation for our executive officers, the Compensation Committee is mindful of the benefit of receiving full deductibility of compensation; however, our Compensation Committee believes that we should not be constrained by the requirements of Section 162(m) of the Code, where such requirements would impair our flexibility in compensating our executive officers in a manner that can best promote our corporate objectives and attract and retain executive talent. Our Compensation Committee monitors the application of Section 162(m) of the Code, as well as developments under Section 162(m) of the Code, and balances the benefits of potentially paying compensation that is deductible under Section 162(m) with our need to have the flexibility to maintain compensation plans that are designed to promote our objectives.
Taxation of “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the company that exceeds certain prescribed limits, and that the company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other stock-based award.

Summary Compensation Table
The following table summarizes the compensation that we paid to, or that was earned by or granted to, each of the Named Executive Officers during our fiscal years 2020, 2019, and 2018.

Name and Principal Position	Year	Base Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Bonus ($)	All Other Compensation ($) (2)	Total ($)
Mike Rosenbaum (3)	2020	744,712	18,451,891	438,750	—	5,359	19,640,712
Chief Executive Officer

Marcus S. Ryu (4)	2020	—	2,403,220	—	—	107,460	2,510,680
Former Chief Executive Officer	2019	540,000	3,371,179	648,000	—	5,681	4,564,860
	2018	530,000	10,086,747	588,209	—	5,516	11,210,472

Jeff Cooper (5)	2020	314,128	3,497,459	100,261	—	5,359	3,917,207
Chief Financial Officer

Curtis Smith (6)	2020	236,375	2,207,000	—	—	91,483	2,534,858
Former Chief Financial Officer	2019	361,250	1,800,330	260,100	—	5,281	2,426,961
	2018	175,000	1,904,862	115,592	—	5,153	2,200,607

Priscilla Hung (7)	2020	391,250	2,901,074	163,908	—	5,359	3,461,591
President and Chief Operating Officer	2019	339,250	2,853,254	235,050	—	5,306	3,432,860
	2018	300,033	1,221,654	166,487	—	5,316	1,693,490

James Winston King (8)	2020	341,250	1,670,480	99,802	—	5,359	2,116,891
Chief Administrative Officer, General Counsel, and Secretary	2019	315,000	1,834,588	186,750	—	5,306	2,341,644

Steven Sherry (9)	2020	380,000	2,207,000	243,594	—	5,359	2,835,953
Former Chief Sales Officer	2019	300,000	3,161,826	586,564	—	5,306	4,053,696
	2018	300,000	1,141,264	305,154	—	5,316	1,751,734

(1)	The amounts shown reflect the aggregate grant date fair value of RSUs granted, determined in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts paid to or realized by the Named Executive Officers during the fiscal years presented. Pursuant to SEC rules, these amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 9 of the Consolidated Financial Statements in our 2020 Annual Report on Form 10-K, regarding assumptions underlying valuation of equity awards for 2020, 2019 and 2018. Details regarding equity awards that are still outstanding can be found in the “Outstanding Equity Awards at Fiscal Year End” table. In the case of Performance-Vesting RSUs and TSR RSUs (as applicable), the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement. The aggregate grant fair value of the Performance-Vesting RSUs and TSR RSUs (as applicable) at the maximum level of achievement for fiscal year 2020 is as follows for Messrs. Rosenbaum, Cooper, Smith, King, and Sherry, and Ms. Hung: $8,734,267; $222,277; $935,656; $843,329; $935,656; and $1,383,056, respectively. For fiscal year 2020, Mr. Ryu did not receive any RSUs with respect to his employment, since he resigned as our President and Chief Executive Officer effective as of August 3, 2019 and became the Chairman of our board of directors. On December 17, 2019, Mr. Ryu was granted 1,939 Time-Vesting RSUs for his service as a the Chairman of our board of directors consistent with our director compensation program. In addition, on March 11, 2020, Mr. Ryu was granted a one-time award of 27,200 Performance-Vesting RSUs for his additional duties that had an aggregate grant date fair value of $2,199,664, based on probable outcome, which for this purpose is estimated as 100% target achievement. The aggregate grant date fair value of the Performance-Vesting RSUs for Mr. Ryu at the maximum level of achievement for fiscal year 2020 is $3,299,496. In March 2020, Mr. Smith resigned as our Chief Financial Officer and transitioned into a consulting role with the Company.
(2)
The amounts reported in the “All Other Compensation” column consist of life insurance premiums and 401(k) matching contributions paid by the Company on behalf of each Named Executive Officer. Fiscal year 2020 amounts are comprised of $5,000 of 401(k) matching contributions and $359 of life insurance premiums for Messrs. Rosenbaum, Cooper, King, and Sherry and Ms. Hung; $4,147 of 401(k) matching contributions, $239 of life insurance premium, and $87,097 in consulting fees for Mr. Smith; and $14 of life insurance premiums and $107,445 as cash compensation for service on our board of directors for Mr. Ryu pursuant to our director compensation program, as described above in "Information Regarding Compensation of Directors-Director Compensation."

(3)
Mr. Rosenbaum was not a Named Executive Officer prior to fiscal year 2020. Mr. Rosenbaum was appointed our Chief Executive Officer effective August 3, 2019. The Stock Award reported for Mr. Rosenbaum reflects his new hire equity grant.

(4)
Effective August 3, 2019, Mr. Ryu resigned as our President, Chief Executive Officer and became the Chairman of our board of directors. For his service as Chairman of our board of directors, Mr. Ryu received a cash retainer and a grant of Time-Vesting RSUs consistent with our director compensation program, as described above in "Information Regarding Compensation of Directors—Director Compensation." In addition to his duties as Chairman of our board of directors, Mr. Ryu provided additional duties as described above under “Additional Duties of Chairman of the Board”. For these additional duties, Mr. Ryu received a one-time grant of Performance—Vesting RSUs, as described in the section titled "Compensation Discussion and Analysis—Executive Compensation Program Elements—Fiscal Year 2020 Equity Grants."

(5)	Mr. Cooper was appointed as our interim Chief Financial Officer, effective March 4, 2020, and became our Chief Financial Officer effective June 3, 2020. Effective November 1, 2019, Mr. Cooper's annual base salary increased to $288,400 from $280,000. Effective March 5, 2020, Mr. Cooper was appointed as interim CFO, and his annual base salary increased to $350,000. Effective June 3, 2020, Mr. Cooper was appointed as CFO, and his annual base salary increased to $387,000.
(6)	Effective November 1, 2019, Mr. Smith's base salary increased to $387,000 from $365,000. Effective March 4, 2020 Mr. Smith resigned as our Chief Financial Officer and transitioned into a consulting role with the Company.
(7)	Effective November 1, 2019, Ms. Hung's base salary increased to $405,000 from $350,000.
(8)	Mr. King was not a Named Executive Officer prior to fiscal year 2019. Effective November 1, 2019, Mr. King's base salary increased to $350,000 from $315,000.
(9)	Mr. Sherry resigned from his role effective as of August 1, 2020.

Grants of Plan-Based Awards
The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during fiscal year 2020.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mike Rosenbaum
Annual Bonus Opportunity	—	371,250	750,000	1,136,250
Performance-Vesting RSUs (3)	9/6/2019				28,005	56,009	84,014				6,127,945
TSR RSUs (4)	9/6/2019				11,202	37,340	46,675				4,260,867
Time-Vesting RSUs (5)	9/6/2019							73,696			8,063,079

Marcus S. Ryu
Annual Bonus Opportunity	—	267,300	540,000	818,100
Performance-Vesting RSUs (7)	3/11/2020				13,600	27,200	40,800				2,199,664
Time-Vesting RSUs (8)	12/17/2019							1,939			203,556

Jeff Cooper
Annual Bonus Opportunity	—	114,939	232,200	351,783
Performance-Vesting RSUs (7)	3/10/2020				885	1,770	2,655				148,184
Time-Vesting RSUs (6)	9/6/2019							2,260			247,267
Time-Vesting RSUs (6)	6/9/2020							28,872			3,102,008

Curtis Smith
Annual Bonus Opportunity	—	114,939	232,200	351,783
Performance-Vesting RSUs (3)	9/6/2019				3,000	6,000	9,000				656,460
TSR RSUs (4)	9/6/2019				1,200	4,000	5,000				456,440
Time-Vesting RSUs (6)	9/6/2019							10,000			1,094,100

Priscilla Hung
Annual Bonus Opportunity	—	150,356	303,750	460,181
Performance-Vesting RSUs (3)	9/6/2019				3,750	7,500	11,250				820,575
Performance-Vesting RSUs (7)	3/10/2020				850	1,700	2,550				142,324
TSR RSUs (4)	9/6/2019				1,500	5,000	6,250				570,550
Time-Vesting RSUs (6)	9/6/2019							12,500			1,367,625

James Winston King
Annual Bonus Opportunity	—	86,625	175,000	265,125
Performance-Vesting RSUs (3)	9/6/2019				2,100	4,200	6,300				459,522
Performance-Vesting RSUs (7)	3/10/2020				750	1,500	2,250				125,580
TSR RSUs (4)	9/6/2019				840	2,800	3,500				319,508
Time-Vesting RSUs (6)	9/6/2019							7,000			765,870

Steven Sherry
Annual Commission Opportunity	—	—	430,000	—
Performance-Vesting RSUs (3)	9/6/2019				3,000	6,000	9,000				656,460
TSR RSUs (4)	9/6/2019				1,200	4,000	5,000				456,440
Time-Vesting RSUs (6)	9/6/2019							10,000			1,094,100

(1)	Each grant was approved by our Compensation Committee on the grant date indicated.
(2)	The amounts shown represent the threshold, target, and maximum amount of potential cash bonus awards provided for under the Bonus Plan (and the Commission Plan for Mr. Sherry). The target amounts are pre-established as a fixed dollar amount. The maximum amounts represent the greatest payout that could have been made if the pre-established performance level was exceeded. Under the Bonus Plan the maximum amount payable was equal to 150% of the target amount, multiplied by the Subscription Adjuster for the LSRMR metric, and if the threshold amount was not achieved, then 0% of the target amounts was payable. If the threshold amount was achieved, then 50% of the target amount, multiplied by the Subscription Adjuster for the LSRMR metric, was payable and if the target amount was achieved, then 100% of the target amount was payable. The Commission Plan for Mr. Sherry does not provide for a threshold amount or a limit on the maximum amount payable.
(3)
Represents awards of Performance-Vesting RSUs granted under our 2011 Stock Plan. All Performance-Vesting RSUs that are earned based on threshold, target or maximum attainment of certain performance conditions vest 25% on the first anniversary of the vesting commencement date of September 15, 2019 and the remaining vest in equal quarterly installments over the three years thereafter. Performance Conditions are based on ARR as follows: (i) at the threshold ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 50%; (ii) at the target ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 150%. In addition, if the ARR amount exceeds the applicable ceiling, then the number of Performance-Vesting RSUs that vest would still be capped at 150% of the target number of Performance-Vesting RSUs. In the case of Performance-Vesting RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement. In addition to his duties as Chairman of our board of directors, Mr. Ryu provided additional duties as described in the section above titled "Additional Duties of Chairman of the Board." As described in the section above titled "Compensation Discussion and Analysis-Executive Compensation Program Elements—Fiscal Year 2020 Equity Grants." Mr. Ryu received a one-time grant of Performance-Vesting RSUs for such additional duties.

(4)
Represents TSR RSUs tied to TSR based on the Company’s TSR relative to the software companies in the S&P Software and Services Select Industry Index over the three-year performance period ending July 31, 2022. The TSR RSUs provide an opportunity to earn 0% to 125% of the target number of TSR RSUs granted. At the threshold relative TSR percentile, 30% of the target number of TSR RSUs granted will be earned; at the target relative TSR percentile, 100% of the target number of TSR RSUs granted will be earned; and at the maximum relative TSR percentile, 125% of the target number of TSR RSUs granted will be earned. In the case of TSR RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement.

(5)
Time-Vesting RSUs granted under our 2011 Stock Plan vest 25% on the first anniversary of the vesting commencement date of September 15, 2019 and the remaining vest in equal quarterly installments over the three years thereafter, subject to the executive officer’s continued employment with the Company through each applicable vesting date.

(6)	Time-Vesting RSUs granted under our 2011 Stock Plan generally vest quarterly over four years, subject to the executive officer’s continued employment with the Company through each applicable vesting date.
(7)
Represents awards of Performance-Vesting RSUs granted under our 2011 Stock Plan. All Performance-Vesting RSUs vest 100% on September 15, 2021, based on threshold, target or maximum attainment of the following performance conditions. For the Performance Conditions: (i) at the threshold ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 50%; (ii) at the target ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 100%; and (iii) at or above the maximum ARR amount, the number of Performance-Vesting RSUs eligible to vest would equal the target number of Performance-Vesting RSUs multiplied by 150%. If the threshold ARR amount is not achieved, 0% of the target Performance-Vesting RSUs may vest. In addition, if the ARR amount exceeds a ceiling, then the number of Performance-Vesting RSUs that vest would still be capped at 150% of the target number of Performance-Vesting RSUs. In the case of Performance-Vesting RSUs, the aggregate grant date fair value is reported for the probable outcome, which for this purpose is estimated as 100% target achievement.

(8)	Time-Vesting RSUs granted under our 2011 Stock Plan vest one year after grant date, subject to a director's continued service with the Company through vesting date.

Outstanding Equity Awards at Fiscal Year End
The following table provides information regarding outstanding equity awards, including stock options and RSUs, and applicable market values at the end of fiscal year 2020.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

			Option Awards				Stock Awards
							Time-Based		Performance-Based
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (13)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (14)
Mike Rosenbaum	9/6/2019	(1)	—	—	—	—	73,696	8,671,071	—	—
	9/6/2019	(2)	—	—	—	—	40,887	4,810,764	—	—
	9/6/2019	(3)	—	—	—	—	—	—	37,340	4,393,424

Marcus S. Ryu	9/4/2014	(12)	39,316	—	45.27	9/4/2024	—	—	—	—
	9/16/2016	(5)	—	—	—	—	2,611	307,210	—	—
	9/16/2016	(10)	—	—	—	—	2,408	283,325	—	—
	9/12/2017	(5)	—	—	—	—	9,887	1,163,304	—	—
	9/12/2017	(11)	—	—	—	—	17,084	2,010,103	—	—
	9/12/2018	(13)	—	—	—	—	2,049	241,085	—	—
	9/12/2018	(15)	—	—	—	—	2,305	271,206	—	—
	12/17/2019	(16)	—	—	—	—	1,939	228,143	—	—
	3/11/2020	(9)	—	—	—	—	27,200	3,200,352	—	—

Jeff Cooper	12/15/2017	(7)	—	—	—	—	4,125	485,348	—	—
	9/12/2018	(5)	—	—	—	—	844	99,305	—	—
	9/12/2018	(6)					570	67,066	—	—
	9/12/2018	(8)	—	—	—	—	—	—	600	70,596
	6/12/2019	(5)	—	—	—	—	1,563	183,903	—	—
	9/6/2019	(5)	—	—	—	—	1,837	216,141	—	—
	3/10/2020	(9)	—	—	—	—	—	—	1,770	208,258
	6/9/2020	(5)	—	—	—	—	28,872	3,397,080	—	—

Curtis Smith	3/21/2018	(4)	—	—	—	—	9,656	1,136,125	—	—
	9/12/2018	(5)	—	—	—	—	4,219	496,408	—	—
	9/12/2018	(6)	—	—	—	—	2,847	334,978	—	—
	3/7/2019	(5)	—	—	—	—	2,063	242,733	—	—
	9/6/2019	(5)	—	—	—	—	8,125	955,988	—	—
	9/6/2019	(2)	—	—	—	—	4,380	515,351	—	—

Priscilla Hung	9/13/2016	(5)	—	—	—	—	469	55,183	—	—
	9/13/2016	(10)	—	—	—	—	289	34,004	—	—
	6/7/2017	(5)	—	—	—	—	2,500	294,150	—	—
	9/12/2017	(5)	—	—	—	—	2,375	279,443	—	—
	9/12/2017	(11)	—	—	—	—	1,553	182,726	—	—
	9/12/2018	(5)	—	—	—	—	5,063	595,713	—	—
	9/12/2018	(6)	—	—	—	—	3,416	401,927	—	—
	9/12/2018	(8)	—	—	—	—	—	—	3,600	423,576
	6/12/2019	(5)	—	—	—	—	7,812	919,160	—	—
	9/6/2019	(5)	—	—	—	—	10,157	1,195,073	—	—
	9/6/2019	(2)	—	—	—	—	5,475	644,189	—	—
	9/6/2019	(3)					—	—	5,000	588,300
	3/10/2020	(9)	—	—	—	—	—	—	1,700	200,022

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END (continued)

			Option Awards				Stock Awards
							Time-Based		Performance-Based
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (14)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (14)
James Winston King	3/8/2013	(12)	192	—	36.97	3/8/2023	—	—	—	—
	9/13/2013	(12)	42	—	46.77	9/13/2023	—	—	—	—
	9/4/2014	(12)	105	—	45.27	9/4/2024	—	—	—	—
	9/13/2016	(5)	—	—	—	—	438	51,535	—	—
	9/13/2016	(10)	—	—	—	—	269	31,651	—	—
	9/12/2017	(5)	—	—	—	—	2,219	261,088	—	—
	9/12/2017	(11)	—	—	—	—	1,453	170,960	—	—
	9/12/2018	(5)	—	—	—	—	3,657	430,283	—	—
	9/12/2018	(6)	—	—	—	—	2,471	290,738	—	—
	9/12/2018	(8)	—	—	—	—	—	—	2,600	305,916
	6/12/2019	(5)	—	—	—	—	3,906	459,580	—	—
	9/6/2019	(5)	—	—	—	—	5,688	669,250	—	—
	9/6/2019	(2)	—	—	—	—	3,066	360,746	—	—
	9/6/2019	(3)					—	—	2,800	329,448
	3/10/2020	(9)	—	—	—	—	—	—	1,500	176,490

Steven Sherry	9/13/2016	(5)	—	—	—	—	407	47,888	—	—
	9/13/2016	(10)	—	—	—	—	251	29,533	—	—
	9/12/2017	(5)	—	—	—	—	2,219	261,088	—	—
	9/12/2017	(11)	—	—	—	—	1,453	170,960	—	—
	9/12/2018	(5)	—	—	—	—	4,782	562,650	—	—
	9/12/2018	(6)	—	—	—	—	3,229	379,924	—	—
	9/12/2018	(8)	—	—	—	—	—	—	3,400	400,044
	3/7/2019	(5)	—	—	—	—	3,438	404,515	—	—
	6/12/2019	(13)	—	—	—		5,000	588,300	—	—
	9/6/2019	(5)	—	—	—	—	8,125	955,988	—	—
	9/6/2019	(2)	—	—	—	—	4,380	515,351	—	—
	9/6/2019	(3)	—	—	—	—	—	—	4,000	470,640

(1)	Time-Vesting RSUs vest over four years (25% cliff vest on the first anniversary of September 15, 2019, then in equal quarterly installments thereafter).
(2)
Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2019, assuming attainment of pre-defined financial results for fiscal year 2020, which were attained at 73%.

(3)	TSR RSUs at the target achievement of 100%. Achievement level between 0% to 125% of the reported target number of TSR RSUs may be earned based on the Company’s TSR percentile ranking relative to the S&P Software and Services Select Industry Index for a three year cumulative performance period commencing August 1, 2019 and ending July 31, 2022.
(4)	Time-Vesting RSUs vest over four years (25% cliff vest on the first anniversary of March 15, 2018, then in equal quarterly installments thereafter).
(5)	Time-Vesting RSUs vest in equal quarterly installments over four years, commencing on the grant date.
(6)	Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2018, assuming attainment of pre-defined financial results for fiscal year 2019, which were attained at 112.5%.
(7)	Time-Vesting RSUs vest over four years (25% cliff vest on the first anniversary of December 15, 2017, then in equal quarterly installments thereafter).
(8)
TSR RSUs at the target achievement of 100%. Achievement level between 0% to 110% of the reported target number of TSR RSUs may be earned based on the Company’s TSR percentile ranking relative to the S&P Software and Services Select Industry Index for a three year cumulative performance period commencing August 1, 2018 and ending July 31, 2021.

(9)	Performance-Vesting RSUs vest on September 15, 2021, assuming attainment of pre-defined financial results for fiscal year 2021.
(10)	Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2016, assuming attainment of pre-defined financial results for fiscal year 2017, which were attained at 123%.
(11)
Performance-Vesting RSUs vest over four years (25% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2017, assuming attainment of pre-defined financial results for fiscal year 2018, which were attained at 108%.

(12)	The time-based vesting condition has been met and the option is fully-vested and exercisable.
(13)	Time-Vesting RSUs vest in equal quarterly installments over two years, commencing on the grant date.
(14)	The amounts shown are based on a price of $117.66 per share, which was the closing price of our common stock as reported on the NYSE on July 31, 2020.
(15)
Performance-Vesting RSUs vest over two years (50% after 1 year, then in equal quarterly installments thereafter), commencing on September 15, 2018, assuming attainment of pre-defined financial results for fiscal year 2019, which were attained at 112.5%.

(16)	Time-Vesting RSUs vest over one year (100% on the anniversary), commencing on the grant date.
Option Exercises and Stock Vested During Fiscal Year 2020
The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during the fiscal year ended July 31, 2020, as well as information regarding stock awards that vested during the fiscal year.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Mike Rosenbaum	—	—	—	—
Marcus S. Ryu	89,708	5,147,885	144,515	14,883,427
Jeff Cooper	—	—	4,510	445,840
Curtis Smith	—	—	12,232	1,210,555
Priscilla Hung	—	—	21,868	2,212,941
James Winston King	3,206	239,935	15,278	1,560,519
Steven Sherry	—	—	26,132	2,623,843

(1)	The value realized upon the exercise of stock options is calculated by (i) subtracting the option exercise price from the market price on the date of exercise to get the realized value per share, and (ii) multiplying the realized value per share by the number of shares underlying options exercised.
(2)	Represents shares of common stock released during fiscal year 2020.
(3)	The value realized upon vesting of RSUs is calculated by multiplying the number of RSUs vested by the closing price of common stock on the day prior to the vesting date.
Post-Employment Compensation
Our executive officers, including the Named Executive Officers, have certain agreements or other arrangements with the Company providing for payments or benefits in the event of a termination of employment or in connection with a change in control. As of July 31, 2020, there are no other agreements with our executive officers for payments or benefits beyond those described.
Involuntary Termination of Employment
Pursuant to Executive Agreements entered into by each Named Executive Officer (other than Mr. Ryu), in the event that the employment of the Named Executive Officers is terminated without cause (as defined in the applicable Executive Agreements), and subject to such executive officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to: (i) one times the executive officer's then current base salary (plus one times the executive officer's target annual bonus, for Mr. Rosenbaum only) and (ii) continued health insurance coverage or a lump sum cash payment equal to the monthly contributions that the Company would make to provide health insurance to such executive, in each case, for 12 months. In addition, if Mr. Rosenbaum had been terminated without cause prior to August 3, 2020, he would have been entitled to 50% accelerated vesting of his then-outstanding initial Time-Based RSU grant and if he is terminated without cause between August 3, 2020 and August 3, 2021, he will be entitled to 25% accelerated vesting of his then-outstanding initial Time-Based RSU grant.
Involuntary Termination of Employment in Connection with a Change in Control
Pursuant to the Executive Agreements entered into by each Named Executive Officer (other than Mr. Ryu), in the event that the employment of a Named Executive Officer is terminated without cause or such executive resigns for good reason (as defined in the applicable Executive Agreements) within the period commencing two months prior to and ending 12 months following, a change in control, then in lieu of the severance described above, and subject to such executive officer delivering a fully effective release of claims, he or she will be entitled to cash severance equal to 1.5 times in the case of Mr. Rosenbaum, and one times in the case of the other Named Executive Officers, the sum of the executive officer's then current base salary and target bonus, or commission, as applicable, payable in a single lump sum, plus either continued health insurance coverage or a lump sum cash payment equal to the monthly contributions that the Company would make to provide health insurance to such executive, in each case for 18 months for Mr. Rosenbaum and 12 months for the other Named Executive Officers. In addition, the vesting of all then-outstanding stock options, RSUs and other stock-based awards held by the applicable Named Executive Officer will immediately accelerate and become fully vested upon such termination.
The payments and benefits provided under the Executive Agreements in connection with a change in control may not be eligible for a federal income tax deduction for the Company pursuant to Section 280G of the Code. These payments and benefits also may be subject to an excise tax under Section 4999 of the Code. If the payments or benefits payable to the Named Executive Officers in connection with a change in control would be subject to the excise tax on golden parachutes imposed under Section 4999 of the Code, then those payments or benefits will be reduced if such reduction would result in a higher net after-tax benefit to such officer.
Ryu Resignation
Effective August 3, 2019, Mr. Ryu resigned as our President, Chief Executive Officer and became the Chairman of our board of directors. Mr. Ryu did not receive any severance benefits in connection with his resignation.

Smith Resignation

Effective March 5, 2020, Mr. Smith resigned as our Chief Financial Officer and transitioned into a consulting role with the Company. Mr. Smith did not receive any severance benefits in connection with his resignation as an employee and is not entitled to any severance in connection with his termination as a consultant.
Potential Payments upon Termination or Change in Control
The table below reflects, as applicable, cash severance, equity acceleration, and continuation of health benefits payable to our Named Executive Officers in connection with (1) the termination of his or her employment relationship without cause not in connection with a change in control, (2) upon a change in control of our Company and no termination of employment (assuming that all equity awards will not be assumed or continued or substituted by the successor entity), and (3) upon an involuntary termination of employment (i.e., a termination without cause or resignation for good reason) within the period commencing two months prior to and ending 12 months following a change in control (assuming that all equity awards will be assumed or continued or substituted by the successor entity), assuming for each of (1), (2), and (3) that the applicable triggering event(s) occurred on July 31, 2020. See section above titled “Post-Employment Compensation.”

Name	Benefit	Termination without Cause Not in Connection with a Change in Control ($)		Change in Control ($)		Involuntary Termination in Connection with a Change in Control ($)
Mike Rosenbaum	Cash Severance	1,500,000	(1)	—		2,250,000	(2)
	Equity Acceleration	4,335,536	(8)	16,968,897	(3)	16,968,897	(3)
	Health Benefits	23,076	(4)	—		34,614	(5)
	Total	5,858,612		16,968,897		19,253,511

Jeff Cooper	Cash Severance	387,000	(6)	—		619,200	(7)
	Equity Acceleration	—		4,713,133	(3)	4,713,133	(3)
	Health Benefits	16,686	(4)	—		16,686	(4)
	Total	403,686		4,713,133		5,349,019

Priscilla Hung	Cash Severance	405,000	(6)	—		708,750	(7)
	Equity Acceleration	—		5,726,079	(3)	5,726,079	(3)
	Health Benefits	16,974	(4)	—		16,974	(4)
	Total	421,974		5,726,079		6,451,803

James Winston King	Cash Severance	350,000	(6)	—		525,000	(7)
	Equity Acceleration	—		3,474,573	(3)	3,474,573	(3)
	Health Benefits	22,844	(4)	—		22,844	(4)
	Total	372,844		3,474,573		4,022,417

Steven Sherry	Cash Severance	380,000	(6)	—		810,000	(7)
	Equity Acceleration	—		4,704,350	(3)	4,704,350	(3)
	Health Benefits	16,686	(4)	—		16,686	(4)
	Total	396,686		4,704,350		5,531,036

(1)	Represents 12 months' continuation of Mr. Rosenbaum's base salary and payment of one times his target annual bonus opportunity.
(2)	Represents 1.5 times the sum of each of Mr. Rosenbaum's base salary and target annual bonus opportunity.
(3)
Represents the value of the acceleration of vesting of 100% of the executive's unvested Time-Vesting RSUs, and Performance-Vesting RSUs plus 79.37% of the fiscal year 2019 TSR RSUs, and 100% of the fiscal year 2020 TSR RSUs, all based on the closing price of our common stock as reported on the NYSE on July 31, 2020, which was $117.66. The actual number of TSR RSUs that may vest depends on Guidewire's TSR performance relative to the software companies in the S&P Software and Services Select Industry Index over the performance period ending on the effective date of the change in control.

(4)	Represents 12 months of payment of COBRA premiums for the executive.
(5)	Represents 18 months of payment of COBRA premiums for Mr. Rosenbaum.
(6)	Represents 12 months' continuation of the executive's base salary.
(7)	Represents one times the sum of the executive's base salary and target annual bonus opportunity.
(8)
Represents the value of the acceleration of vesting of 50% of Mr. Rosenbaum's outstanding initial Time-Vesting RSUs, based on the closing price of our common stock as reported on the NYSE on July 31, 2020, which was $117.66.

CEO Pay Ratio
Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date

Although we are permitted by the SEC rules to use the same median employee that was identified for purposes of our fiscal year 2019 disclosure for the CEO Pay Ratio, we did not use such employee as we did not believe that such employee continued to be representative of the median. Instead, we re-identified our median employee using our employee population on May 1, 2020 (including all employees, whether employed on a full-time, part-time, seasonal, or temporary basis).
Consistently Applied Compensation Measure (CACM)
Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by looking at annual base pay, annual target cash incentive opportunity, and the grant date fair value for equity awards granted as of May 1, 2020 for all active employees as of that date. The value of our 401(k) plan and health and welfare benefits provided was excluded as all employees, including the CEO, are offered the same benefits. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. This methodology resulted in the identification of an employee whose compensation for fiscal year 2020 was anomalous, and we exercised discretion permitted under the SEC rules to report the compensation of a substantially similar employee whose compensation is more representative of the median.
Methodology and Pay Ratio
After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.
Our median employee compensation as calculated using Summary Compensation Table requirements was $166,248. As we had multiple CEOs during the last fiscal year, we used the compensation of our CEO in effect on May 1, 2020. Our CEO’s compensation as reported in the Summary Compensation Table (excluding 401(k) matching contributions and health and welfare benefits) and then annualized was $19,640,641. Therefore, our CEO Pay Ratio is approximately 118:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

OWNERSHIP OF GUIDEWIRE SOFTWARE, INC. COMMON STOCK
The following table sets forth, as of October 19, 2020, the record date, the shares of our common stock beneficially owned by:
•Each person known by us to own beneficially more than 5% of our common stock;
•Each of our named executive officers for fiscal year 2020;
•Each of our directors; and
•All of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with SEC rules, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. We have deemed shares of our common stock subject to options and RSUs outstanding as of October 19, 2020 that were exercisable or issuable or will become exercisable or issuable within 60 days of October 19, 2020 to be outstanding and to be beneficially owned by the person holding the option or RSU for the purpose of computing the percentage ownership of that person, but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership for the following table is based on 83,791,742 shares of common stock outstanding as of the record date. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially Owned
Name and Address (1)	Number of Shares of Common Stock	Percent of Class (%)
5% Stockholders:
Artisan Partners LP (2)	4,299,239	5.1%
Baron Capital Group, Inc. (3)	6,380,547	7.6%
Black Rock, Inc. (4)	4,413,437	5.3%
The Vanguard Group (5)	7,644,958	9.1%
Wellington Management Group LLC (6)	8,634,059	10.3%

Directors and Named Executive Officers:
Mike Rosenbaum (7)	24,829	*
Marcus S. Ryu (8)	25,206	*
Jeff Cooper (9)	4,408	*
Curtis Smith (10)	9,489	*
Priscilla Hung (11)	10,119	*
James Winston King (12)	7,477	*
Steven Sherry (13)	4,082	*

Andrew Brown (14)	7,293	*
Margaret Dillon (15)	4,431	*
Michael Keller (16)	3,291	*
Paul Lavin (17)	4,030	*
Catherine P. Lego (18)	4,431	*

All directors and executive officers as a group (12 persons) (19)	101,806	*

*	Less than 1%.
(1)	Unless noted otherwise in the footnotes, all addresses are c/o Guidewire Software, Inc., 2850 S. Delaware St., Suite 400, San Mateo, California 94403.
(2)	Based solely on information reported on a Schedule 13G filed with the SEC on February 12, 2020, Artisan Partners Limited Partnership ("APLP"), Artisan Investments GP LLC ("Artisan Investments"), Artisan Partners Holdings LP ("Artisan Holdings") and Artisan Partners Asset Management Inc. ("APAM"), consists of 4,299,239 shares beneficially held by APLP, 3,773,035 shares for which APLP possesses shared voting power and 4,299,239 shares for which APLP possesses shared dispositive power. The principal business address for APLP, Artisan Investments, Artisan Holdings and APAM is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(3)
Based solely on information reported on a Schedule 13G filed with the SEC on February 13, 2020 by BAMCO, Inc. (“BAMCO”), Baron Capital Group, Inc. (“BCG”), Baron Capital Management, Inc. (“BCM”) and Ronald Baron, consists of 6,380,547 shares beneficially held by BCG, 6,180,229 shares for which BCG possesses shared voting power and 6,380,547 shares for which BCG possesses shared dispositive power. BAMCO and BCM are subsidiaries of BCG and Ronald Baron owns a controlling interest in BCG. The principal business address of BAMCO, BCG, BCM and Mr. Baron is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(4)	Based solely on information reported on a Schedule 13G filed with the SEC on February 7, 2020, by BlackRock, Inc. (“BlackRock”), consists of 4,413,437 shares beneficially held by BlackRock, 3,966,953 shares for which BlackRock possesses sole voting power and 4,413,437 shares for which BlackRock possesses sole dispositive power. The principal business address for BlackRock is 55 East 52nd Street, New York, NY 10055.
(5)	Based solely on information reported on a Schedule 13G filed with the SEC on February 10, 2020, by Vanguard Group Inc. (“Vanguard”), consists of 7,644,958 shares beneficially held by Vanguard, 66,389 shares for which Vanguard possesses sole voting power, 20,578 shares for which Vanguard possesses shared voting power, 7,568,179 shares for which Vanguard possesses sole dispositive power and 76,779 shares for which Vanguard possesses shared dispositive power. The principal business address for Vanguard is 100 Vanguard Boulevard, Malvern, PA 19355.
(6)	Based solely on information reported on a Schedule 13G filed with the SEC on January 28, 2020, by Wellington Management Group LLP ("WMG"), Wellington Group Holdings LLP ("WGH"), Wellington Investment Advisors Holdings LLP ("WIAH"), and Wellington Management Company LLP ("WMC"), consists of 8,634,059 shares beneficially held by WMG, 7,054,650 shares for which WMG possesses shared voting power, and 8,634,059 shares for which WMG possesses shared dispositive power. The principal business address for WMG, WGH, WIAH and WMC is 280 Congress Street, Boston, MA 02210.
(7)	Includes 9,063 RSU shares that will be vested and released within 60 days of the record date.
(8)	Includes 1,816 shares that may be acquired within 60 days of the record date through the exercise of stock options and 7,332 RSU shares that will be vested and released within 60 days of the record date.
(9)	Includes 3,233 RSU shares that will be vested and released within 60 days of the record date.
(10)	Includes 3,249 RSU shares that will be vested and released within 60 days of the record date.
(11)	Includes 5,062 RSU shares that will be vested and released within 60 days of the record date.
(12)	Includes 339 shares that may be acquired within 60 days of the record date through the exercise of stock options and 2,928 RSU shares that will be vested and released within 60 days of the record date.
(13)	Includes 4,082 RSU shares that will be vested and released within 60 days of the record date.
(14)	Includes 4,308 shares that may be acquired within 60 days of the record date through the exercise of stock options and 1,939 RSU shares that will be vested and released within 60 days of the record date.
(15)	Includes 1,939 RSU shares that will be vested and released within 60 days of the record date.
(16)	Includes 1,939 RSU shares that will be vested and released within 60 days of the record date.
(17)	Includes 1,939 RSU shares that will be vested and released within 60 days of the record date.
(18)	Includes 1,939 RSU shares that will be vested and released within 60 days of the record date.
(19)	Includes 6,463 that may be acquired within 60 days of the record date through the exercise of stock options by the current directors and executive officers and 39,975 shares that will be vested and released to the current directors and executive officers within 60 days of the record date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Transactions with Our Executive Officers and Directors
Stock Option and RSU Awards
The grants of certain stock options and RSUs to our directors and executive officers and related equity compensation policies are described above in the sections titled “Information Regarding Compensation of Directors and Executive Officers” and “Compensation Discussion and Analysis.”
Employment Agreements
We have entered into agreements containing compensation, termination and change of control provisions, among others, with certain of our executive officers as described above in the section titled “Compensation Discussion and Analysis-Executive Agreements and Termination of Employment Arrangements.”
Arrangement with Chairman of the Board
Mr. Ryu, our Chairman of the board of directors, provides certain additional services to the Company as described above in the section titled “Additional Duties of Chairman of the Board.” Mr. Ryu received a one-time grant of Performance-Vesting RSUs as compensation for these additional duties as described above in the sections titled “Compensation Discussion and Analysis—Executive Compensation Program Elements—Fiscal Year 2020 Equity Grants” and “Summary Compensation Table.”
Indemnification of Officers and Directors
We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.
Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•Any breach of the director's duty of loyalty to us or our stockholders;
•Any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•Any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation provides that we indemnify our directors to the fullest extent permitted by Delaware law. In addition, our amended and restated bylaws provide that we indemnify our directors and officers to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we shall advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity, regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including, among others, attorneys' fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors' and officers' liability insurance.

Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us that must be reported under applicable rules of the SEC without the prior consent of our Audit Committee or other independent members of our board of directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available to and deemed relevant by the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

ADDITIONAL INFORMATION
Other Matters
We know of no other matters to be submitted at the 2020 annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS
/s/ Mike Rosenbaum
MIKE ROSENBAUM Chief Executive Officer
Dated: November 12, 2020

Appendix A
NON-GAAP FINANCIAL MEASURES INFORMATION

Set forth below in this Appendix A is important information about the Adjusted Non-GAAP Operating Expenses metric discussed in the proxy statement.

Adjusted Non-GAAP Operating Expenses

As discussed in this proxy statement, annual bonuses paid to our executive officers under our Bonus Plan are partially conditioned upon the achievement of specified levels of Adjusted Non-GAAP Operating Expenses. We believe that the Adjusted Non-GAAP Operating Expenses financial measure provides useful information to management and investors regarding the results of our operations. We also believe that Adjusted Non-GAAP Operating Expenses provides an additional tool for investors to use in evaluating ongoing operating results and trends. The principal limitation of Adjusted Non-GAAP Operating Expenses is that it excludes significant expenses and income that are required by GAAP to be recorded in our financial statements. In addition, it is subject to inherent limitations as it reflects the exercise of judgment by management about which expenses are excluded or included in determining Adjusted Non-GAAP Operating Expenses.

Adjusted Non-GAAP Operating Expenses was calculated as cost of revenue plus operating expenses under GAAP exclusive of:
•Stock-based compensation expense;
•Amortization of intangibles; and
•Corporate bonuses and commissions.

The table below provides a reconciliation of Adjusted Non-GAAP Operating Expenses to cost of revenue and operating expenses under GAAP, with operating expenses as the most directly comparable GAAP metric, for the time periods indicated below (in thousands):

GUIDEWIRE SOFTWARE, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Adjusted Non-GAAP Operating Expenses
(unaudited, in thousands)

The following table reconciles the specific items excluded from GAAP cost of revenue and operating expenses in the calculation of adjusted non-GAAP operating expenses for the fiscal year ended July 31, 2020:
Fiscal Year Ended July 31,
Operating expenses reconciliation:	2020
GAAP cost of revenue and operating expenses	$766,193
Non-GAAP adjustments:
Stock-based compensation	101,817
Amortization of intangibles	26,834
Corporate bonus and commissions	38,366
Adjusted Non-GAAP operating expenses	$599,176

Annex A
GUIDEWIRE SOFTWARE, INC.
2020 STOCK PLAN
SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Guidewire Software, Inc. 2020 Stock Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Guidewire Software, Inc. (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.
“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.
“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.
“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.
SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a)Administration of Plan. The Plan shall be administered by the Administrator.
(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
(i) to select the individuals to whom Awards may from time to time be granted;
(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
(iii) to determine the number of shares of Stock to be covered by any Award;
(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
(vi) subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and
(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company including the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.
(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 5,000,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any awards under the Plan and under the Company’s 2011 Stock Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares of Stock that may be issued as Incentive Stock Options. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that no more than 5,000,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.
(b)Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (iv) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights (provided that, in the case of an Option or Stock Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Stock Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.
(d)Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
SECTION 4. ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, unless (i) the stock underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5. STOCK OPTIONS
(a)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.
Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Stock Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) the Stock Option is otherwise compliant with Section 409A.
(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.
(d)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.
(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
(i) in cash, by certified or bank check or other instrument acceptable to the Administrator;
(ii) through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
(iii) by the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv) with respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.
(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.
SECTION 6. STOCK APPRECIATION RIGHTS
(a)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.
(b)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.
(c)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.
(d)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7. RESTRICTED STOCK AWARDS
(a)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Stock Award is tied to the attainment of vesting conditions, any dividends paid by the Company shall accrue and shall not be paid to the grantee until and to the extent the vesting conditions are met with respect to the Restricted Stock Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8. RESTRICTED STOCK UNITS
(a)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b)Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 9. UNRESTRICTED STOCK AWARDS
Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10. CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11. DIVIDEND EQUIVALENT RIGHTS
(a)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award shall provide that such Dividend Equivalent Right shall be settled only upon vesting, settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.

SECTION 12. TRANSFERABILITY OF AWARDS
(a)Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b)Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c)Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.
SECTION 13. TAX WITHHOLDING
(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b)Payment in Stock. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares of Stock issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.

SECTION 14. SECTION 409A AWARDS
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
SECTION 15. TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a)Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b)For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
(i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or
(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16. AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights, effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards or effect cash buyouts of underwater Stock Options or Stock Appreciation Rights. To the extent required under the rules of any securities exchange or market system on which the Stock is listed or to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company stockholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17. STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 18. GENERAL PROVISIONS
(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b)Issuance of Stock. To the extent certificated, stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing shares of Stock pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. Any Stock issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate or notations on any book entry to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c)Stockholder Rights. Until Stock is deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.
(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.
SECTION 19. EFFECTIVE DATE OF PLAN
This Plan shall become effective upon stockholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 20. GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY STOCKHOLDERS:

GUIDEWIRE SOFTWARE, INC.
2850 SOUTH DELAWARE STREET, SUITE 400
SAN MATEO, CA 94403 USA

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/GWRE2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D25192-P44846 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

GUIDEWIRE SOFTWARE, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Andrew Brown	☐	☐	☐
1b. Margaret Dillon	☐	☐	☐
1c. Michael Keller	☐	☐	☐
1d. Catherine P. Lego	☐	☐	☐
1e. Mike Rosenbaum	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3:	**For**	**Against**	**Abstain**
2. To ratify the appointment of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2021.	☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the Proxy Statement.	☐	☐	☐

The Board of Directors recommends you vote <u>ONE YEAR</u> for proposal 4:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To approve, on an advisory basis, the frequency of future non-binding, advisory votes to approve the compensation of the Company's named executive officers.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 5 and 6:	**For**	**Against**	**Abstain**
5. To approve the Guidewire Software, Inc. 2020 Stock Plan.	☐	☐	☐
6. To consider a stockholder proposal regarding adoption of a simple majority voting standard in the Company's Certificate of Incorporation and Bylaws for all actions that require a vote by stockholders, if properly presented at the meeting.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). **If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1, FOR Items 2, 3, 5, and 6, and ONE YEAR for Item 4.** If any other matters properly come before the meeting, or if cumulative voting is required, the persons named in this proxy will vote in their discretion.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

D25193-P44846

Proxy - GUIDEWIRE SOFTWARE, INC.

Notice of 2020 Annual Meeting of Stockholders - December 15, 2020

Proxy Solicited by Board of Directors for Annual Meeting

By signing this proxy, the undersigned revokes all prior proxies and authorizes Mike Rosenbaum, Jeff Cooper, and James Winston King, or any of them, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Guidewire Software, Inc. to be held virtually at www.virtualshareholdermeeting.com/GWRE2020 on December 15, 2020 at 1:30 p.m. Pacific Time or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the nominees listed in Proposal 1, FOR Proposals 2, 3, 5, and 6, and ONE YEAR for Proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Continued and to be signed on reverse side